SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to § 240.14a-12
Tecumseh Products Company
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Preliminary Copies
Ann Arbor, Michigan
March 22, 2010
Dear Shareholder:
     We cordially invite you to attend our 2010 annual meeting of shareholders on April 28, 2010 at the Tecumseh Country Club in Tecumseh, Michigan.
     Only Class B shareholders will vote at the meeting. However, all shareholders are most welcome to attend. Starting today, we are sending the enclosed proxy statement to all our shareholders and a form of proxy to Class B shareholders only.
     If you are a Class B shareholder, your vote is very important. Even if you plan to attend in person, please complete and mail the enclosed proxy card, or vote by telephone or on the Internet, at your earliest convenience.
     Thank you.
Sincerely,
/s/ James Wainright,
President, and Chief Executive Officer
1136 Oak Valley Drive
Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING
SHARE OWNERSHIP
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
2009 SUMMARY COMPENSATION TABLE
2009 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED – YEAR ENDED DECEMBER 31, 2009
2009 PENSION BENEFITS
2009 DIRECTOR COMPENSATION
PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION
OTHER MATTERS
SUBMISSION OF SHAREHOLDER PROPOSALS
ANNUAL REPORT
YOUR VOTE IS VERY IMPORTANT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     The Annual Meeting of the shareholders of Tecumseh Products Company will be held at the Tecumseh Country Club, 5200 Milwaukee Road, Tecumseh , Michigan 49286, at 9:00 a.m., eastern time, on Wednesday, April 28, 2010, or at any adjournment or postponement of the annual meeting, for the following purposes:
•	To elect our directors.

•	To ratify the appointment of the accounting firm of Grant Thornton LLP as our independent accountants for the current year.

•	To seek an advisory vote on our executive compensation policies and procedures.

•	To consider any other matters properly presented at the meeting or any adjournment or postponement thereof.
     All shareholders are most welcome to attend the meeting, but only those who held Class B shares of record at the close of business on March 2, 2010, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Starting today, we are sending the enclosed proxy statement to all of our shareholders and a form of proxy to Class B shareholders only.
     If you are a Class B shareholder, you will find enclosed a form of proxy solicited by our board of directors. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy or by voting by telephone or on the Internet. Even if you sign a proxy or vote by telephone or on the Internet, you may still attend the meeting and vote in person. You may revoke your proxy any time before the voting begins.
     Your vote is very important.
     Thank you.
TECUMSEH PRODUCTS COMPANY
Lynn Dennison
Vice President — Law and Risk Management, Secretary and
General Counsel
March 22, 2010
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2010: Our 2010 proxy statement and annual report to shareholders for the year ended December 31, 2009 are available free of charge at http://www.edocumentview.com/tecu.
     Note to Beneficial Owners. Effective January 1, 2010, NYSE and SEC rule changes no longer permit a bank, broker or nominee to vote on behalf of beneficial owners with respect to uncontested elections of directors if you do not indicate your vote or return the voting instruction card. Therefore, it is very important for you to vote your shares for the election of directors.

TECUMSEH PRODUCTS COMPANY
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
PROXY STATEMENT
ANNUAL MEETING
General
     The board of directors of Tecumseh Products Company is soliciting proxies to vote Class B shares at our 2010 annual meeting of shareholders. This proxy statement contains information that may help you decide whether and how to vote. We expect that this proxy statement and accompanying proxy will be first sent or given to shareholders on or about March 22, 2010.
     Please read this proxy statement carefully. You can obtain more information about Tecumseh Products Company from our 2009 annual report to shareholders and from our 2009 annual report on Form 10-K and the other public documents that we file with the SEC.
Date, Time and Place of Annual Meeting; Record Date
     The annual meeting of the shareholders of Tecumseh Products Company will be held at 9:00 a.m., local time, on April 28, 2010 at the Tecumseh Country Club, 5200 Milwaukee Road, Tecumseh , Michigan 49286. We have fixed the close of business on March 2, 2010 as the record date for determination of holders of Class B Common Stock entitled to notice of, and to vote at, the annual meeting.
Voting; Quorum
     We have two classes of common stock: Class B, which has full voting rights, each share of Class B Common Stock entitled to one vote on each matter submitted for a vote at the meeting, and Class A, which generally has no voting rights. Nothing on the agenda for this year’s annual meeting will require a vote by Class A shareholders so we are only soliciting proxies from Class B shareholders.
     At the close of business on March 2, 2008 (the record date for the meeting), 5,077,746 Class B shares were outstanding and entitled to vote, and 13,401,938 Class A shares were outstanding. To have a quorum, a majority of the outstanding Class B shares entitled to vote must be present at the meeting—either in person or by proxy.
     Instead of signing and returning a proxy, if you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions attached to your proxy. If your shares are held through a broker, bank, or other nominee, you must contact the broker, bank, or other nominee to find out whether you will be able to vote by telephone or on the Internet.

     If you complete the enclosed proxy and return it before the meeting, or if you vote by telephone or on the Internet, the persons named will vote your shares as you specify. If you do not specify how you want to vote, the proxies will vote FOR the election as directors of our nominees described in this proxy statement, FOR the ratification of our independent accountant, and FOR the executive compensation policies and procedures we employ, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this proxy statement.
Revocability of Proxies; Solicitation; Cost of Solicitation
     You may revoke your proxy at any time before it is voted at the annual meeting by submitting a later dated proxy through the Internet, by telephone, or by mail, or voting in person at the annual meeting or filing an instrument of revocation with our corporate secretary. A later proxy by any means will cancel any earlier proxy. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should call or write our Secretary to request a new proxy. The last proxy we receive before the meeting will be the one we use. You also may change your vote by voting in person at the meeting.
     We are furnishing this proxy statement to you in connection with the solicitation by the board of proxies for the annual meeting. We will bear the cost of the solicitation of proxies through use of this proxy statement, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, and reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.
     We may supplement our solicitation of proxies by our directors, officers or other regular employees and via the Internet, such as postings on websites. In addition, our employees and directors also may solicit proxies personally, or by mail, telephone or electronic transmission, without additional compensation. We have also retained Georgeson & Company Inc. to solicit proxies on behalf of the board by mail or telephone or in person for an expected cost to us of approximately $19,000 plus a $2,500 web hosting fee, plus mailing, calling and televoting fees plus reimbursement of reasonable out-of-pocket expenses.
SHARE OWNERSHIP
5% Class B Shareholders
     This table shows the Class B shares held by persons or groups we know to be beneficial owners of more than 5% of the class. We obtained all of the information in the table below from Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated, the information is as of December 31, 2009.

	Amount and Nature of Beneficial Ownership
	Sole	Sole	Shared	Shared
	Voting	Investment	Voting	Investment		Percent
Name and Address	Power	Power	Power	Power	Total	of Class (1)
Todd W. Herrick (1) 3970 Peninsula Drive Petoskey, MI 49770	21,906	21,906	1,657,539	1,657,539	1,679,445	33.1%

Toni L. Herrick (2) 7028 Foxmoor Court E P.O. Box 19555 Kalamazoo, MI 49009	0	0	888,113	888,113	888,113	17.5%

Herrick Foundation (1) c/o Michael Indenbaum 2290 First National Bldg. 660 Woodward Ave. Detroit, MI 48226	769,426	769,426	0	0	769,426	15.2%

Tricap Partners II L.P. (3) BCE Place, Suite 300, 181 Bay Street P.O. Box 762 Toronto, Ont. M5J 2T3	500,000	500,000	0	0	500,000	9.8%

John H. Reilly, Jr. (4) c/o United Refrigeration, Inc. 11401 Roosevelt Blvd. Philadelphia, PA 19154	490,864	490,864	0	0	490,864	9.7%

Scott L. Barbee (5) 1100 North Glebe Road Suite 1040 Arlington, VA 22201	427,488	427,488	0	0	427,488	8.4%

Donald Smith & Co., Inc. (6) 152 W. 57th St. New York, NY 10019	368,496	422,858	0	0	422,858	8.3%

Franklin Resources, Inc. (7) One Franklin Parkway San Mateo, CA 94403	322,799	322,799	0	0	322,799	6.4%

James C. Roumell (8) Roumell Asset Management, LLC 2 Wisconsin Circle, Suite 660 Chevy Chase, MD 20815	5,700	281,080	275,380	0	281,080	5.5%

(1)	Todd W. Herrick is one of three members of the board of trustees of Herrick Foundation. The other two are Kent B. Herrick and Michael A. Indenbaum. Todd W. Herrick is also one of four trustees of family Trusts for the benefit of himself, his sister, Toni L. Herrick, and their descendants. The other trustees are Toni M. Herrick, Michael Indenbaum and Wells Fargo Bank. Under the terms of the trust documents, as amended, Todd W. Herrick and Toni L. Herrick are the trustees who control the Trusts’ Tecumseh stock. The shares for which Mr. Herrick is shown as having shared voting and investment power consist of (i) 769,426 shares owned by Herrick Foundation and (ii) 888,113 shares owned by the Herrick family Trusts. The information about Mr. Herrick’s beneficial ownership is based on a Schedule 13D amendment he and Toni L. Herrick filed jointly on March 10, 2008 and a Schedule 13D amendment he filed on February 20, 2009.

(2)	The shares for which Toni L. Herrick is shown as having shared voting and investment power consist of the 888,113 shares owned by the Herrick family Trusts described in note (1). The information about Ms. Herrick’s beneficial ownership is based on a Schedule 13D amendment she and Todd W. Herrick filed jointly on March 10, 2008 and on a Schedule 13D amendment Todd W. Herrick filed on February 20, 2009.

(3)	The information regarding the holdings of Tricap Partners II L.P. is as of December 31, 2008 based on Amendment No. 2 to Schedule 13G/A filed by Tricap Partners II L.P., Tricap Partners II GP L.P., Tricap Partners Ltd., Brascan Asset Management Holdings Limited, and Brookfield Asset Management Inc. dated February 13, 2009. Tricap Partners II GP L.P. is the general partner of Tricap Partners II L.P., Tricap Partners Ltd. is the general partner of Tricap Partners II GP L.P., and they share voting and investment power over these shares. Tricap Partners Ltd. is a wholly-owned subsidiary of Brasacan Asset Management Holdings Limited, which is a wholly-owned subsidiary of Brookfield Asset Management Inc. and they share voting and investment power over these shares.

(4)	The information regarding the holdings of John H. Reilly, Jr. is as of February 3, 2010 based on a Schedule 13D filed by John H. Reilly, Jr. dated February 11, 2009, as amended March 4, 2009, September 1, 2009 and February 3, 2010.

(5)	The information regarding the holdings of Scott L. Barbee is as of December 31, 2009 based on a Schedule 13G filed by Aegis Financial Corporation and Scott L. Barbee dated February 12, 2010. Mr. Barbee reports having sole voting and investment power over all of the shares shown in the table, and Aegis Financial Corporation reported having sole voting and investment power over 413,488 shares. Clients of Aegis Financial Corporation, a registered investment adviser, include two registered investment companies and other managed accounts, which have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of these shares. The Aegis Value Fund, a registered investment company, owns 341,033 shares, or 6.7% of the outstanding Class B common stock.

(6)	The information regarding the holdings of Donald Smith & Co., Inc. is as of December 31, 2009 based on a Schedule 13G filed by Donald Smith & Co., Inc. dated February 12, 2010.

(7)	The Schedule 13G filed by Franklin Resources, Inc. was a joint filing with its affiliates, Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC. It was last amended February 13, 2006.

(8)	The information regarding the holdings of James C. Roumell is as of December 31, 2009 based on a Schedule 13G filed by Roumell Asset Management, LLC (“RAM”) and James C. Roumell dated February 16, 2010. Mr. Roumell reports having sole voting power over 5,700 of the shares, shared voting power over 275,380 shares and sole dispositive power over 281,080 shares, and RAM reported having shared voting and sole dispositive power over 275,380 shares. Mr. Roumell is the President of RAM and holds a controlling percentage of its outstanding voting securities and, as a result, could be deemed the beneficial owner of the securities held by RAM. Mr. Roumell disclaims any deemed beneficial ownership in securities held by RAM, except to the extent of his pecuniary interest therein. RAM is a registered investment advisor that has been granted discretionary dispositive power of its clients’ securities and in some instances has voting power over such securities. Any and all discretionary authority which has been delegated to RAM may be revoked in whole or in part at any time.
Management’s Beneficial Ownership
     The table below shows sets forth the beneficial ownership of our Class A and Class B shares by each of our current directors, nominees to become directors and named executive officers, and the directors and executive officers as a group, as of March 2, 2010.

		Shares Beneficially Owned
		As of March 2, 2010
		Sole	Shared
		Voting	Voting
	Class of	and	and
	Common	Investment	Investment		Percent
Name	Stock	Power	Power	Total	of Class (1)
Kent B. Herrick	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
David M. Goldberg	Class B	0	0	0	0.0%
	Class A	0	1,000	1,000	*
Steven J. Lebowski	Class B	2,500	0	2,500	*
	Class A	0	0	0	0.0%
Zachary E. Savas	Class B	4,100	0	4,100	*
	Class A	5,200	0	5,200	*
Terence C. Seikel	Class B	10,000	0	10,000	*
	Class A	0	0	0	0.0%
Edwin L. Buker	Class B	23,637	0	23,637	*
	Class A	0	0	0	0.0%
James Wainright	Class B	200	0	200	*
	Class A	0	0	0	0.0%
James S. Nicholson	Class B	1,200	0	1,200	*
	Class A	800	0	800	*
J. Lynn Dennison	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
All current directors and current executive officers	Class B	16,800	0	16,800	*
as a group (8 persons)	Class A	5,200	0	5,200	*

*	less than 1%

     Mr. Goldberg shares voting and investment power with his wife over the Class A Common Stock shown in the table as beneficially owned by him.
Change in Control
     Herrick Foundation ran a competing slate of four nominees for election as directors of our seven member board at the 2009 Annual Meeting of Shareholders, held on August 14, 2009. At the 2009 annual meeting, all four of the Herrick Foundation’s nominees were elected to serve on our board. Two former directors, David Risley and Peter Banks, determined not to seek reelection at the 2009 annual meeting, and two other former directors, William Aziz and Jeffry Quinn, and two new Company nominees, Leonard Anthony and Greg Smith, were not elected at the 2009 annual meeting. Immediately after the meeting, the two other Company nominees who had been elected, William Barker and David Bloss, resigned as directors. Edwin Buker, our former Chief Executive Officer, was also elected as a director at the 2009 annual meeting. Herrick Foundation is a Michigan nonprofit corporation that, together with its affiliates, controls approximately 33.1% of the outstanding Class B shares.
     The election constituted a change in control under one of our loan agreements, which was amended to cure the default, and under Mr. Buker’s employment agreement, but not under the Change in Control and Severance Agreements with our other executives. However, Mr. Buker’s employment subsequently terminated and he entered into a settlement agreement under which he received $2,590,000 in full settlement of his claims to compensation and benefits. Mr. Buker resigned as a director upon termination of his employment.
     The election of the four Herrick Foundation nominees, together with the resignations of William Barker and David Bloss and Mr. Buker’s departure from the Company, did constitute a change in control under the Change in Control and Severance Agreements with our other executives. Such officers and senior management who are terminated by us without cause in the absence of a change in control are generally entitled to one year’s salary, target bonus and medical insurance. As a result of the change in control, such officers and senior management who are terminated by us without cause or who, within 180 days of such change of control, terminates their employment for Good Reason on Change of Control, will also have their outstanding SAR and phantom share awards accelerate at termination and their severance payments will be due in a lump sum, rather than over time. Subsequent to the change of control, four executive officers or senior management have been terminated resulting in severance payments totaling $1,777,406.
     Herrick Foundation paid the costs of soliciting its proxies in connection with the 2009 annual meeting of shareholders and requested that we reimburse those costs. The Board delegated to t he Audit Committee responsibility for responding to the request. After reviewing the matter and obtaining advice from independent counsel, the Audit Committee resolved to reimburse the Herrick Foundation as requested, and on October 29, 2009, we entered into a Reimbursement Agreement with Herrick Foundation. Under the terms of the agreement, we agreed to reimburse Herrick Foundation for its reasonable costs and expenses incurred in connection with the proxy contest in the amount of $1,121,947.22, and we obtained a release of other claims of the Herrick Foundation, subject to the terms and conditions of the agreement.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Background
     Our bylaws authorize the board to determine the number of directors that will make up the full board. On February 8, 2010, at a meeting of the board, the board determined that our board would consist of five directors, and on February 26, 2010, the board elected David M. Goldberg as a director to fill the vacancy on the board, to serve until the 2010 annual meeting of shareholders and until his successor is elected and qualified. At the annual meeting, holders of Class B Common Stock will elect five directors to serve until the 2011 annual meeting of shareholders or until their respective successors are elected and qualified. See “Change in Control” above for a description of the change in our directors in 2009.
     As a result, our board currently consists of five directors. Based on the Governance and Nominating Committee’s recommendation, the board has nominated all five for election at this year’s annual meeting.
Proxies
     If you return the enclosed proxy card or vote by telephone or on the Internet, your shares will be voted for all five of our nominees unless you withhold authority to vote for one or more of them. All of our nominees have consented to being named in this proxy statement and to serve as directors, if elected. If a nominee becomes unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board. As of the date of this proxy statement, the board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.
     In the event that the board nominates any substitute nominee(s), we will file an amended proxy statement that, as applicable, (1) identifies the substitute nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees.
Voting at Annual Meeting
     From the persons duly nominated, directors will be elected by plurality vote of the holders of Class B Common Stock, present or represented at the meeting. This means that, regardless of the number of shares of Class B Common Stock not voted for a nominee, the five nominees who receive the most votes will be elected.

Our Nominees
     Set forth below is information about our nominees for the board. All of the incumbent nominees were elected by our shareholders at the 2009 annual meeting, except for David M. Goldberg, who was elected by the board on February 26, 2010 to fill a vacancy in the board.

Name of Director	Age	Position	Director Since
Kent B Herrick	41	Chairman of the Board of Directors	2007
David M. Goldberg	66	Director	2010
Steven J. Lebowski	58	Director	2007
Zachary E. Savas	46	Director	2009
Terence C. Seikel	52	Director	2009
     If elected, each nominee would be entitled to serve until the 2011 annual meeting of shareholders and until his successor is elected and qualified, or until his earlier resignation or removal.
     Kent B. Herrick has served as our Chairman of the Board since August 2009 and currently serves on our Pension and Investment Committee. He has served as a director since 2007. He has served as a trustee, since August 2004, Vice President, since December 2004, and Executive Director, since February 2007, of Herrick Foundation, a Michigan nonprofit corporation. He served as Vice President of Global Business Development of Tecumseh from 2006 until January 2007. He served as Executive Vice President in the Office of the Chairman of Tecumseh from 2005 to 2007, as Corporate Vice President from 2002 to 2004, and as General Manager Applied Electronics in 2001. He began his employment with Tecumseh in 1995.
     David M. Goldberg has served as a director since February 2010. Since 2003, he has served as President and sole proprietor of David Goldberg Consulting, a consultant to companies in the heating, ventilation, air conditioning and refrigeration and other industries. From 2001 to 2002 he served as Chief Executive Officer of American DG Energy, Inc., a start-up company specializing in on-site electrical energy producing equipment with the cogeneration of usable thermal energy for the commercial and light industrial markets. From 2000 to 2001 he served as Managing Director of Stanref International PLC, a United Kingdom-based manufacturer of commercial and industrial refrigeration components and packages and, at the time, a subsidiary of Autorad, Inc. From 1998 to 1999 he served as Executive Vice President, and from 1978 to 1988 he served as Vice President of Sales, of Autorad, Inc., doing business as Standard Refrigeration Co., a manufacturer of heat exchangers and pressure vessels for the commercial refrigeration market in North America. He also served as Chairman of the American Refrigeration Institute (now AHRI) in 1991, an industry association. He received a B.A. in economics from the University of Chicago.
     Steven J. Lebowski has served as a director since 2007 and currently serves on our Audit Committee, Governance and Nominating Committee, Compensation Committee (Chairman) and Pension and Investment Committee (Chairman). He is both an attorney and certified public accountant and has served as President and sole owner of Steven J. Lebowski PC since

May 1983. He has also served as Vice President and 45% owner of Architectural Door and Millworks, a wholesale distributor of doors, since July 1990.
     Zachary E. Savas currently serves as our Lead Director and on our Audit Committee, Governance and Nominating Committee (Chairman) and Compensation Committee. He has served as President of Cranbrook Partners & Co., an investment banking firm, since September 1991. He has also served as President of Production Spring, LLC, a manufacturer of metal fasteners, clamps, clips, brackets and springs, since February 2002. He has also served as Chairman of Lewis ig, Inc., an information technology business, since July 2004, and Chairman of Fire CATT, LLC, a fire hose testing business, since October 2006. He has also served as President of Rislov Foundation, a charitable organization, since November 2003, and as Managing Member of Peponides Associates, LLC, a an investment vehicle for real estate, stocks and private companies, since January 2000.
     Terence C. Seikel currently serves on our Audit Committee (Chairman), Governance and Nominating Committee and Compensation Committee. He has served as President and Chief Executive Officer of Defiance Partners, LLC, a private investment firm, which he founded, since January 2005. Mr. Seikel also serves as President and Chief Executive Officer of A.R.E. Accessories, a supplier of painted, fiberglass caps and tonneau covers for pickup trucks, and as Chairman of Applied Technologies, Inc., an engineering firm servicing the automotive and defense industries. From April 1999 until February 2005, he served as President and Chief Executive Officer and a member of the Board of Managers of Advanced Accessory Systems, LLC, a designer, manufacturer and supplier of towing and rack systems and related accessories for the automotive market, and from January 1996 until April 1999 he served as Vice President of Finance and Administration and Chief Financial Officer of Advanced Accessory Systems, LLC. From 1985 to 1996 he was employed by Larizza Industries, Inc., a publicly-held supplier of interior trim to the automotive industry, in various capacities, including Chief Financial Officer. From 1983 to 1985 he was controller for Mr. Gasket Company, a publicly-held supplier to the automotive aftermarket. From 1979 to 1983, Mr. Seikel was a C.P.A. with KPMG, where he served a number of manufacturing clients.
Qualifications of Directors and Nominees
     The following is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that our directors and nominees should serve as one of our directors at this time:
     We believe that our directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our board as a whole and that we have sufficient independent directors to comply with applicable law and regulations and to have a significant majority of independent directors. We believe that our directors have a broad range of personal and professional characteristics including leadership, management, business, manufacturing, marketing and financial experience and abilities to act with integrity, sound judgment and collegiality, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation, to provide leadership, to commit the requisite time for preparation and attendance at board and committee meetings and to provide required expertise on board committees.
     In addition, four of our five directors are independent under Nasdaq standards (Mr. Herrick, being the only exception) and our Governance and Nominating Committee believes that these directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.
     We believe that each director or nominee brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience from a wide variety of areas.
     Mr. Herrick’s family founded our business, he worked for us for over 11 years until January 2007, including as Vice President of Global Business Development, and he is currently our longest-serving director, giving him executive management and leadership experience with our company and extensive knowledge of our company and its industry, business, operations, products, customers and markets.
     Mr. Goldberg has 30 years of industry experience and market knowledge gained from working in, and managing manufacturing companies in, the heating, ventilation, air conditioning and refrigeration industry, including turnaround situations. He has been a consultant to a variety of companies in the industry over the past six years, managing director of a manufacturer of commercial refrigeration components and packages for two years, and 22 years with a manufacturer of heat-exchangers and pressure vessels for the North American commercial refrigeration market. He also has a degree in economics.
     Mr. Lebowski is both an attorney and a certified public accountant, giving him extensive experience in finance and legal compliance. He also has management and leadership experience as President and sole owner of his law and accounting practice for over 25 years and Vice President of a wholesale distributor of doors. Mr. Lebowski is also our second longest serving director.
     Mr. Savas has extensive experience in manufacturing and finance, including leadership and executive management experience as President of a manufacturer of metal fasteners and springs and as President of an investment banking firm.
     Mr. Seikel has extensive experience in finance, including as Chief Financial Officer of a publicly-traded automotive supplier, as Chief Executive Officer and Chief Financial Officer of a company with publicly-traded debt, and as a former CPA with KPMG. He also has extensive executive management and leadership experience, including as Chief Executive Officer or Chief Financial Officer of automotive suppliers and manufacturers and of a private investment firm, and as an officer of an engineering firm. Our board has determined that Mr. Seikel is an Audit Committee financial expert.
Board Recommendation
     OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF OUR NOMINEES NAMED ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
Corporate Governance Guidelines
     We are committed to sound corporate governance principles as such principles are essential to our reputation and to the ethical conduct of our business and our relationship with others. We had two shareholder rights agreements of the type sometimes referred to as “poison pills” — one for each of our two classes of common stock. Consistent with its objective of adhering to sound corporate governance principles, we allowed those shareholder rights agreements to expire on August 25, 2009, without renewing the agreements or adopting new agreements.
     The board has adopted and adheres to corporate governance guidelines that we believe assist the board to maximize shareholder value in a manner consistent with the highest standards of integrity. We continually review and update our governance practices based on the standards of The NASDAQ Stock Market LLC, legal requirements, rules and regulations promulgated by the Securities and Exchange Commission and best practices recommended by governance authorities.
     Several of our significant corporate governance practices include:
•	the board has determined that a substantial majority of the directors must be independent;

•	the Audit Committee, Governance and Nominating Committee and Compensation Committee consist solely of independent directors;

•	the board has implemented a policy that our directors may serve on a limited number of public company boards (subject to specific board approval);

•	the board has adopted a “say on pay” policy that at each annual meeting of shareholders, beginning at this annual meeting, shareholders will have the opportunity to vote on a resolution calling for a non-binding advisory vote on the executive compensation policies and procedures employed by the company and the board as described in our proxy statement. The outcome of the shareholder advisory vote will be considered by the Board and the Compensation Committee as they consider compensation policies and procedures going forward; and

•	the board has at least six regularly scheduled meetings per year and holds additional special meetings as necessary.
     Our corporate governance guidelines are available at the “Investor Relations” section of our website at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.

Board Independence
     We determine director independence by applying the definition of independence contained in the applicable rules of The NASDAQ Market LLC, both for purposes of NASDAQ’s rule requiring that a majority of the board consist of independent directors and its rules requiring the Audit Committee, Governance and Nominating Committee and Compensation Committee to be made up entirely of independent directors. Applying that definition, the board determined as follows:
•	David M. Goldberg, Steven J. Lebowski, Zachary E. Savas and Terence C. Seikel, each a current director, and William E. Aziz, Peter M. Banks, Jeffry N. Quinn, David M. Risley, William Barker and David Bloss, each a former director serving as a director during part of 2009, are each independent directors.

•	Neither Kent B. Herrick, a current director, nor Edwin L. Buker, a former director serving as a director during part of 2009, is an independent director. Mr. Herrick is our Chairman of the Board, a former officer of the Company and a member of the board of trustees and a paid employee of the Herrick Foundation. Mr. Buker was our Chief Executive Officer and President until October 2009.
     There were no transactions, relationships or arrangements considered by the board under the NASDAQ independence definition in determining the independence of the directors and nominees identified above as independent.
     All directors who are or at any time during 2009 were members of the Audit Committee, the Governance and Nominating Committee or the Compensation Committee were independent throughout their respective periods of service on those committees.
Board and Committee Meetings; Annual Meeting Attendance
     We held 19 board meetings during 2009. The Audit Committee met 14 times, the Governance and Nominating Committee met 30 times and the Compensation Committee met 8 times in 2009. Each current director attended at least 75% of the total of all board meetings and all meetings of board committees on which such director served during 2009. We encourage the directors to attend the annual meetings of shareholders. All seven of the directors who held office at that time attended the 2009 annual meeting.
Committees of the Board
     The board has four standing committees: an Audit Committee, a Governance and Nominating Committee, a Pension and Investment Committee and a Compensation Committee. The board has adopted, and may amend from time to time, a written charter for each of these committees.

Audit Committee
     The Audit Committee assists the board with its oversight of:
•	management’s conduct of the financial reporting process;

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements, including the requirements of the Sarbanes-Oxley Act of 2002;

•	the independence and qualifications of the outside auditor; and

•	the performance of our internal audit function and outside auditor.
     The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.
     Under the terms of its charter, the Audit Committee is comprised of at least three directors, designated by and serving at the pleasure of the board. In 2009, the Audit Committee met 14 times. The Audit Committee is currently comprised of three directors, Messrs. Lebowski, Savas and Seikel (Chairman). Prior to August 28, 2009, Mr. Risley, Mr. Aziz, Mr. Lebowski and Dr. Banks served on the Audit Committee, and Messrs. Lebowski, Savas and Seikel (Chairman) served on the Audit Committee during the remainder of 2009. This composition of the Audit Committee satisfied the independence requirements of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission, as well as the independence and experience requirements of The NASDAQ Market LLC and our Corporate Governance Guidelines. The board has also determined that the Chairman of the committee, Mr. Seikel, is, and that while he was on the Audit Committee in 2009, Mr. Risley was, an “audit committee financial expert” as defined in the Securities and Exchange Commission rules.
Audit Committee Report
     Our committee oversees our financial reporting process on behalf of the board and is comprised of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable SEC and Nasdaq rules. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements for the year ended December 31, 2009 and discussed them with management, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.
     In performing our oversight function, we also discussed with the independent accountant the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we received from the independent accountant the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we discussed their independence with them.
     Based on the reviews and discussions referred to above and such other considerations as we determined to be appropriate, we recommended to the board (and the board approved) that the audited financial statements for the year ended December 31, 2009 be included in the annual report on Form 10-K for that year.
     Presented by the members of the Audit Committee of the Board of Directors
Terence C. Seikel, Chairman
Steven J. Lebowski
Zachary E. Savas
Governance and Nominating Committee
     The Governance and Nominating Committee, which was comprised of Messrs. Aziz, Risley and Quinn until August 28, 2009, and after that date has been comprised of Messrs. Lebowski, Savas (Chairman) and Seikel, met 30 times during the 2009 fiscal year.
     The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website located at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.
     Under the terms of its charter, the mission of the Governance and Nominating Committee includes the following:
•	reviewing with the board the appropriate skills and characteristics required of board members in the context of the then current composition and needs of the board; and

•	making recommendations to the board concerning candidates for nomination to the board.
     As discussed above, one function of the Governance and Nominating Committee is to make recommendations on nominations for the board. The committee’s charter does not set out specific minimum qualifications that must be met in order for the Governance and Nominating Committee to recommend any nominee to the board. The committee reviews with the board the appropriate skills and characteristics required of directors in the context of the then current composition and needs of the board as well as the circumstances of the company in order to recommend suitable candidates.
     The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Governance and Nominating Committee and our then current needs for the board as a whole, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. The committee identifies potential nominees through recommendations made by executive officers, non-management directors, third party recruiting firms and shareholders.
     During 2009 before the 2009 annual meeting of shareholders, the committee engaged Korn/Ferry International to assist the committee in identifying and evaluating potential director candidates. Korn/Ferry worked with the members of the Governance and Nominating Committee to develop a description of desired candidate skills and experience. Potential director candidates were identified by the members of the then existing board and by Korn/Ferry. The committee reviewed specific candidates and interviewed several candidates and, with the help of Korn/Ferry, did educational and background checks on them.
     After the 2009 annual meeting, the committee received recommendations from members of the then existing board and third parties, reviewed resumes, did background checks on candidates and interviewed candidates and ultimately selected David M. Goldberg to fill the vacancy of the Board.
     The Governance and Nominating Committee considers the needs for the Board as a whole when indentifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in indentifying nominees, although it does not have a formal policy regarding the consideration of diversity. See “Qualifications of Directors and Nominees” for a description of the diversity of our current directors. The committee evaluates candidates based on their resumes and through references, background checks and personal interviews. Our newest director, Mr. Goldberg, was recommended to us by one of our non-management directors.
     The committee will consider shareholder suggestions for nominees for director (other than self-nominations). In order to be considered by the committee as a board nominee at next year’s Annual Meeting, all shareholder suggestions must be received before December 31, 2009. Any shareholder who wishes to make a suggestion should submit it in writing to:
Governance and Nominating Committee
c/o General Counsel & Secretary
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
Compensation Committee
     The Compensation Committee met eight times during 2009.
     The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our web site as part of, or incorporating such information by reference into, this proxy statement.

     Under the terms of its charter, the purpose of the Compensation Committee is to assist the board in its oversight of our compensation policies and procedures. The Compensation Committee’s functions include:
•	reviewing our general policies for compensating outside directors and, if appropriate, making recommendations to the full board concerning changes in those policies;

•	after consultation with our chief executive officer, establishing salaries for our executive officers other than the chief executive officer;

•	administering all plans and programs under which our executive officers or directors are compensated other than pension and welfare plans that are generally available to our salaried employees (including executive officers);

•	periodically reviewing the operation of our executive and director compensation programs to determine whether they are fulfilling their purposes and considering and making recommendations to the board concerning changes or new compensation programs the committee believes would benefit us and shareholders; and

•	providing the board with such other recommendations as it requests about officer, employee and director compensation.
     In furtherance of its purposes, the committee may form and delegate any of its responsibilities to a subcommittee, so long as such subcommittee is solely comprised of one or more members of the committee, and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market LLC.
     In determining the salaries of the executives other than the chief executive officer, the committee considers recommendations made by the chief executive officer.
     Additionally, beginning in the 2007 fiscal year and continuing in 2008 and 2009, the committee directly engaged Lyons, Benenson & Company Inc. to provide advice to the Compensation Committee and the board on executive and non-employee director compensation. During 2009, Lyons, Benenson & Company Inc. assisted in the preparation of our proxy statement/prospectus for the 2009 annual meeting of shareholders, including providing advice regarding responses to SEC comments, and consulted with the committee regarding the 2009 Annual Incentive Plan goals and incentive plan trends in a recessionary period, Long-Term Incentive Cash Incentive Plan award levels, and peer group comparisons in connection with the committee’s review of officer salaries, and assisted us in computing Black Scholes values for Long-Term Incentive Cash Incentive Plan awards and accruals and administration of Mr. Buker’s retention bonus. Its fees were authorized by the Compensation Committee without input from management. Lyons, Benenson & Company Inc. was responsible to the committee. It performed no other work for us or our affiliates. After the 2009 annual meeting of shareholders, the committee terminated Lyons, Benenson & Company Inc., and effective for 2010, directly engaged Exequity, Inc. to perform similar services for the committee.
     Management has engaged Hewitt Associates LLC since 2008 as an advisor to the Human Resources department. Hewitt is engaged for individual projects where management desires outside expertise. In 2009, after Lyons, Bennenson was terminated, Hewitt updated for the Compensation Committee our peer group as part of a review of director compensation best practices. In 2009, before Lyons, Bennenson was terminated, Hewitt reviewed market practices and technical issues regarding under water long-term incentives. Hewitt also provides us with an on-line global compensation subscription that we use in market analysis for non-executive salaries.
Compensation Committee Interlocks and Insider Participation
     Messrs. Jeffry N. Quinn (Chairman), David M. Risley and Steven J. Lebowski served on the Compensation Committee in 2009 through August 28, 2009, and Messrs. Steven J. Lebowski (Chairman), Zachary E. Savas and Terence C. Seikel served on the Compensation Committee during the remainder of 2009. No one who served on the Compensation Committee in 2009 is or ever has been an officer or employee of Tecumseh Products Company or any of our subsidiaries. In 2009, none of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity with an executive officer that served on our board or compensation committee.
Communications with the Board of Directors
     Shareholders may send communications to the board by mailing them to:
Board of Directors
c/o General Counsel and Secretary
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
     The General Counsel and Secretary will review each communication and, after consulting with the Chairman if she thinks it advisable, will forward the communication to the person she deems appropriate to deal with it. She also will provide a copy of each communication to the Lead Director.
Board Leadership Structure and Role in Risk Oversight
     Our current Chief Executive Officer, Mr. Wainright, is not a director. Mr. Herrick is our Chairman of the Board and presides at all meetings of the shareholders and the board at which he is in attendance. Zachary E. Savas is our Lead Director. He is responsible for calling, establishing an agenda for, and moderating executive sessions of independent directors. Our bylaws require the lead director to meet the independence criteria to serve on our Audit Committee.

     Our Board of Directors oversees our risk management. This oversight is administered primarily though the following:
•	the Board’s review and approval of our annual business plan (prepared and presented to the Board by the Chief Executive Officer and other management), including the projected opportunities and challenges facing our business each year;

•	at least quarterly review of our business developments, business plan implementation and financial results;

•	our Audit Committee’s oversight of our internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting (and related reports to the full board); and

•	our Compensation Committee’s reviews and recommendations to the board regarding our executive officer compensation and its relationship to our business plans.
Discussions regarding risk and risk management are generally led by our Chief Executive Officer, who makes presentations at the board meetings, and our Vice President, Law and Risk Management, General Counsel and Secretary, who makes presentations at Audit Committee meetings. In June, 2009, the board consolidated risk management, governance and internal audit functions and directed that the Vice President, Law and Risk Management, General Counsel and Secretary oversee these functions, reporting to the Chief Executive Officer as well as the Audit Committee and the Board.
Code of Conduct
     We have adopted the Tecumseh Products Company Corporate Policy, which is a code of conduct that applies to all of our directors, officers and employees. A current copy of the Corporate Policy can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through the company’s web site as part of, or incorporating such information by reference into, this proxy statement.
Transactions with Related Persons
     The board recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and has determined that the Audit Committee is best suited to review and approve related person transactions. Our Audit Committee’s charter requires it to review, on an ongoing basis, related party transactions required to be disclosed in our public filings for potential conflict of interest situations and requires all such transactions to be approved by the committee or another independent body of the board. Generally, if the actual activity provides no evidence of more favorable treatment than arm’s length transactions or other actions that could be detrimental to the Company, the transactions are approved, with or without conditions. The related party transactions described below have been reviewed and approved by the Audit Committee or another independent body of the board. On April 30, 2009, the committee approved the ongoing business with United

Refrigeration and asked that our Internal Audit team conduct two reviews per year to ensure that the terms with United Refrigeration remain commercially reasonable. On October 29, 2009, the committee reviewed and approved, after receiving the advice of independent counsel, the Reimbursement Agreement with Herrick Foundation described below.
     John H. Reilly is the non-executive-Chairman of the Board and the majority owner of United Refrigeration Inc., one of the largest distributors of refrigeration, air conditioning and heating parts and equipment worldwide. On February 3, 2010, Mr. Reilly filed a Schedule 13D amendment, indicating that, at that time, he was a beneficial owner of 9.7% of the outstanding shares of our Class B Common Stock (which, according to filings he made on September 1, 2009, March 4, 2009 and February 12, 2009, had previously been 8.6%, 7.3% and 6.3% of the outstanding shares of our Class B Common Stock). During 2009, in the ordinary course of business, sales to United Refrigeration, Inc. and its affiliates amounted to approximately $11.9 million, or approximately 1.6% of our consolidated sales. In 2010, as of March 2, 2010, sales to United Refrigeration, Inc. and its affiliates amounted to approximately $2.2 million.
     Herrick Foundation, a Michigan nonprofit corporation that, together with its affiliates, controls 33.1% of our outstanding Class B shares, paid the costs of soliciting its proxies in connection with the 2009 annual meeting of shareholders. Kent Herrick, one of our directors, is a member of the board of trustees and a paid employee of the Herrick Foundation, and Todd Herrick, Kent Herrick’s father, is also a member of the board of trustees of Herrick Foundation. On October 29, 2009, we entered into a Reimbursement Agreement with Herrick Foundation. Under the terms of the agreement, we agreed to reimburse Herrick Foundation for its reasonable costs and expenses incurred in connection with the proxy contest in the amount of $1,121,947.22, subject to the terms and conditions of the agreement.
Section 16(a) Beneficial Ownership Reporting Compliance
     Directors, certain officers, and beneficial owners of more than 10% of the Class B shares are required to file reports about their ownership of our equity securities under Section 16(a) of the Securities Exchange Act of 1934 and to provide copies of the reports to us. Based on the copies we received and on written representations from the persons we know are subject to these requirements, we believe all 2009 filing requirements were met, except that
•	due to a clerical oversight, the original Form 3s filed on behalf of our new directors, Messrs. Savas and Seikel, did not report their ownership of our Class B shares in Table I at the time they became directors (although it was disclosed in the “Remarks”) until they were amended after the filing deadline;

•	each of our then three executive officers (Messrs. Buker, Nicholson and Wainright) filed one late Form 4 in 2010, each amending the exercise price on one stock appreciation right grant effective January 2, 2009 under our Long-Term Cash Incentive Plan;

•	due to a clerical oversight, Messrs. Savas and Seikel each reported late on Form 4 one transaction, an automatic grant of deferred stock units to them upon their election as directors;

•	Mr. Savas filed one late Form 4, reporting one transaction late;

•	four of our non-employee directors (Messrs. Herrick, Lebowski, Savas and Seikel) filed one late Form 4 in 2010, each reporting one transaction — a grant of deferred stock units effective January 1, 2009 under our Outside Directors’ Deferred Stock Unit Plan;

•	each of our three executive officers (Messrs. Wainright, Noelke and Connor) filed one late Form 4 in 2010, each reporting two transactions — grants of stock appreciation rights and restricted stock units effective January 1, 2010 under our Long-Term Cash Incentive Plan;

•	Each of Messrs. Herrick and Lebowski filed one additional late Form 4 reporting one transaction, the settlement of their deferred stock units upon a change in control resulting from our 2009 annual meeting of shareholders;

•	One of our former executive officers (Mr. Buker) filed one Form 4 late reporting 11 transactions in connection with the settlement of phantom shares by him in 2009 and the termination of his derivative securities in connection with the termination of his employment in 2009; and

•	One of our former executive officers (Mr. Nicholson) filed one Form 4 late reporting six transactions in connection with the settlement of two grants of phantom shares in connection with the termination of his employment in 2009.
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
     Grant Thornton LLP was our independent accounting firm for the fiscal year ended December 31, 2009, and the Audit Committee has selected the same firm as Tecumseh’s independent accountant for the fiscal year ending December 31, 2010. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification. If the committee’s selection is not ratified by a majority of the votes cast by holders of Class B shares present or represented at the meeting, we will ask our Audit Committee to reconsider its selection. Even if the selection is ratified, Tecumseh’s Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tecumseh Products Company and its shareholders.

Attendance at Annual Meeting
     Representative of Grant Thornton LLP are expected to be present at the annual meeting and available to respond to appropriate questions from shareholders. The representative will have an opportunity to make a statement if he or she so desires.
Audit and Non-Audit Fees
     The table below shows the fees billed to us for the last two fiscal years by PricewaterhouseCoopers LLP, Tecumseh’s independent registered public accounting firm until April 16, 2007, and by Grant Thornton LLP, Tecumseh’s independent registered public accounting firm since April 16, 2007. All of the services were performed under engagements approved by Tecumseh’s Audit Committee before Tecumseh entered into them. The fees included in the Audit category are fees billed for the fiscal years for the audit of Tecumseh’s annual consolidated financial statements included in Tecumseh’s annual report to shareholders on Form 10-K and review of Tecumseh’s consolidated financial statements included in Forms 10-Q and related matters within that category. The fees included in each of the other categories are fees billed in the fiscal years.

	Year Ended
	December 31,
	2009	2008
Audit Fees	$1,772,300	$1,984,704
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$20,972	$0
     Audit fees were for professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q, for auditing our internal controls, consents relating to use of their audit opinions in our filings, assistance with responses to SEC comments and assistance with and review of documents we filed with the SEC. Amounts shown in the table include $62,855 for 2009 and $105,215 in 2008 paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm until April 16, 2007, in audit fees relating to their opinions appearing in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2008 and 2007.
     All other fees were for assistance with anti-trust matters.
     The Audit Committee’s current policy provides the committee (or its chairman) with the sole authority to pre-approve all audit engagement fees and terms. In addition, the committee (or its chairman) has the authority to pre-approve any audit-related and non-audit services provided to us by our outside auditor.
Vote Required and Board Recommendation
     This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it.

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD RECOMMENDS THAT HOLDERS OF CLASS B COMMON
STOCK VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT
THORNTON LLP AS TECUMSEH’S INDEPENDENT ACCOUNTING FIRM FOR 2009.
EXECUTIVE OFFICERS
     The following table sets forth information about our executive officers.

Name	Age	Title	Executive Officer Since
James E. Wainright	55	President and Chief Executive Officer	February 2008

Michael A. Noelke	56	Executive Vice President, Global Sales, Marketing and Engineering	January 2010

James J. Connor	58	Vice President, Treasurer and Chief Financial Officer	January 2010
     Our officers serve at the discretion of the Board of Directors
     James E. Wainright has been our President and Chief Executive Officer since December 2009 and served as our acting President from October 2009 to December 2009. He previously served as our Vice President of Global Operations from October 2007, when he joined us, until October 2009. From 2001 to October 2007, he served as Senior Vice President of Operations of A.O. Smith Corporation — Electrical Products Division, a manufacturer or electric motors. Before that, he served as an industrial/manufacturing engineer for Carrier Corporation, a division of United Technologies and a heating, ventilation and air conditioning manufacturer, and as an engineering manager at Carrier Corporation’s residential air conditioning headquarters, responsible for all plant engineering functions and, later, responsible for plant operations.
     Michael A. Noelke has served as our Executive Vice President, Global Sales, Marketing and Engineering since January 2010. Prior to joining us, Mr. Noelke served for 32 years in a variety of positions at the Sporlan Division of Parker Hannifin Corp, a leading global supplier of heating, ventilation, air conditioning and refrigeration components, including for residential and commercial air conditioning and supermarket and transport refrigeration. He was Global Vice President, Business Development from June 2009 until December 2009, responsible for the division’s global sales organization and strategy as well as business development strategy, such as acquisition, partnerships and innovating technology. He previously served as Division General Manager from July 2006 until June 2009, with profit and loss responsibility for the organization of over 1,200 people. He also previously served as Operations Manager from July 2005 until July 2006 and Marketing Manager from October 2004 until June 2005 as well as in various sales, engineering and planning positions. He is a member of the Refrigeration Service Engineers Society, past president of the American Society of Heating, Refrigeration and Air Conditioning Engineers (ASHRAE) St. Louis chapter and a member of the communications committee and past president of the Valves and Accessories section of the Air Conditioning, Heating and Refrigeration Institute (AHRI).
     James J. Connor has served as our Vice President, Treasurer and Chief Financial Officer since January 2010. From 2005 until December 2009, Mr. Connor was a managing director of BBK, Ltd,, a business and turnaround management consulting firm, where he worked with automotive suppliers and other manufacturing companies to help them develop and implement their product, financial and operating strategies. From 2000 to 2005, Mr. Connor served as President and Chief Executive Officer of Newcor, Inc., a manufacturer of precision-machined components and related products for the automotive, heavy truck, agricultural and appliance industries. Mr. Connor joined Newcor in 1999 as Vice President and Chief Financial Officer. Before joining Newcor, Mr. Connor served as Vice President and Chief Financial Officer for Rockwell Medical Technologies Inc. from 1996 to 1999. From 1991 to 1996, Mr. Connor served as President of Glacier Vanderwell, Inc., an engine bearing manufacturer. Mr. Connor is an active member of the Turnaround Management Association, The American Institute of Certified Public Accountants, and the Michigan Association of Certified Public Accountants. Mr. Connor is a party to a letter agreement with us that requires us to elect him to the offices he holds.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
     2009 was a transition year for our company in many respects, including our leadership. In August 2009, our shareholders elected the slate of directors proposed by Herrick Foundation. In October 2009, Edwin L. Buker’s employment as Chairman of the Board, President and Chief Executive Officer terminated and he entered into a settlement agreement under which he received $2,590,000 in full settlement of his claims to compensation and benefits and he resigned as a director upon termination of his employment. James E. Wainright, our then Vice President of Global Operations, was designated acting President. In December 2009, our board approved Mr. Wainright’s appointment as President and Chief Executive Officer. Also in January 2010, Michael A. Noelke joined us as our Executive Vice President, Global Sales, Marketing and Engineering, replacing Pat Canavan, formerly our Vice President of Global Sales and Marketing, who left the company at the end of 2009. In addition, James Nicholson, our Vice President, Treasurer and Chief Financial Officer, left us at the end of 2009, and in January 2010 James J. Connor joined us as Vice President, Treasurer and Chief Financial Officer.
     In fiscal 2009 before the 2009 annual meeting of shareholders, we froze the salaries of all of our professional level employees, including our named executive officers during the year based on the current economic conditions. We also adopted an annual incentive plan based on earnings before interest, taxes, depreciation and amortization and restructuring charges, working capital and global footprint modification, and kept target incentives as a percentage of salary consistent with 2008, except for an increase for our Chief Financial Officer from 60% to 65%. We also continued to grant equity incentives, split evenly (in grant date fair value) between stock appreciation rights and restricted stock units (both settling in cash) based on 50% of the total salary and target bonus (except for Mr. Buker’s grant which was 100% of his total salary and target bonus pursuant to his agreement). We also engaged in arm’s length negotiations with Messrs. Noelke and Connor regarding their salaries and target incentives, and increased Mr. Wainright’s target bonus percentage to 100% for 2010 as a result of his becoming our Chief Executive Officer.
     Our board plans to continue to critically review our executive compensation arrangements. As part of this commitment and partly in response to shareholder approval at the 2009 annual meeting of the Say on Executive Pay proposal, the board has implemented a policy that at each annual meeting of shareholders, beginning at this annual meeting, shareholders will have the opportunity to vote on a resolution calling for a non-binding advisory vote on the executive compensation policies and procedures employed by the company and the board as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in our proxy statement. The outcome of the shareholder advisory vote will be considered by the board and the Compensation Committee as they consider compensation policies and procedures going forward.
Process and Elements
     The Compensation Committee’s process of reviewing the executive compensation program and setting the compensation levels of the executive officers named in the Summary Compensation Table (who are sometimes referred to as “named executive officers” or “NEOs”) involves several components. Typically, during the first quarter of each year, the committee reviews each NEO’s total compensation. The committee members also meet regularly with the NEOs at various times throughout the year, both formally within board and committee meetings and informally outside of board and committee meetings, which allows the committee members to assess each NEO’s performance. The committee also typically solicits input from all non-employee directors as to the Chief Executive Officer’s performance. This was done in the first quarter of 2009 and 2010 in connection with the general review of NEO compensation. In addition, the CEO annually presents his evaluation of each NEO to the committee, which includes a review of each officer’s contributions and performance over the past year, strengths, opportunities for improvement, development plans, and succession potential. The CEO also presents compensation recommendations for the committee’s review and consideration. Following this presentation and an assessment of competitive market data for each position, including demands of potential new executives, the committee assesses all information in its possession and makes decisions on each element of compensation (discussed below) for each of the NEOs.
     The main elements of the named executive officers’ compensation are salary, cash incentives under our Annual Incentive Plan, stock appreciation rights, or SARs, and restricted stock units (all settleable in cash only) awarded under our Long-Term Incentive Cash Award Plan, and retirement benefits.

•	Base Salary. During the first quarter of each year, the committee reviews and establishes the base salaries of the NEOs. We review compensation survey data compiled and reviewed by the committee’s consultant (last done in November 2008 and expected to be updated in 2010). For each NEO, the committee takes into account the scope of each incumbent’s responsibilities and individual performance and the demands of new employees and then tests the results from these factors against compensation survey data. In making base salary decisions, the committee is mindful of the issues inherent in maintaining internal pay equity while also ensuring that our compensation program remains able to attract and retain qualified executives. As we are committed to the principles of pay-for-performance, the committee generally target base salary, a non-variable element of compensation, to be approximately at the market median of our peer group. In view of current economic conditions and compensation survey data showing that executive salaries are approximately at the market median, management has recommended, and the committee has agreed, that NEO salaries not be increased at the beginning of 2009 or 2010. Salaries for new NEO’s hired in December 2009 and January 2010 were determined primarily by arm’s length negotiations with these new employees. The base salaries paid to the NEOs during 2009 are shown in the Summary Compensation Table under the “Salary” column.

•	Annual Incentive Opportunity. During the first quarter of each year, the committee establishes an annual cash incentive opportunity for each NEO under the company’s Annual Incentive Plan. At that time, the committee approves:
•	the overall company performance measures, goals, and funding formulas for the year;

•	the individual performance measures and goals for each NEO for the year; and

•	the target annual incentive opportunity for each NEO.
     We target annual incentive compensation opportunities to be competitive with market medians. Actual performance results, both company and individual, can yield incentive compensation results that fall below or above market medians. Stated another way, the compensation program can yield higher than market median compensation for higher performance. We discuss the performance measures, goals and results for 2009 and the performance measures and goals for 2010 later in this Compensation Discussion and Analysis.
•	Long-Term Incentives. The long-term incentive element of our compensation program is structured to:

•	motivate and reward the NEOs for performance aimed at increasing shareholder value over periods longer than one year;

•	link executives’ interests with those of shareholders; and

•	retain executives over the longer term.
•	Retirement Benefits. We provide retirement benefits to attract and retain employees and to encourage employees to save money for their retirement.
     The Long-Term Cash Incentive Plan currently uses cash-settled SARs, which are the functional equivalent of stock options, and restricted stock units, which are the functional equivalent of restricted stock, as the long-term incentive and retention vehicles.
     Each year, the committee establishes a target long-term incentive opportunity for each NEO, which is expressed as a percent of the NEO’s annual cash compensation opportunity. During the first quarter of each year, the committee determines the aggregate dollar value of the long-term incentive opportunity for each NEO and then makes annual grants of SARs and RSUs. These grants are made following the committee’s consideration and review of our results for the prior year and at the same time the committee is making other compensation decisions for the NEOs. In setting the long-term target opportunity for each NEO, the committee considers competitive data and strives to set target opportunities at market medians. The 2009 and 2010 grants for the NEOs are discussed later in this Compensation Discussion and Analysis.
Peer Group Comparisons
     We use a peer group of companies to determine a range of competitive compensation practices for our named executive officers and certain other key executives. We began using this peer group in 2007. The companies in the peer group are Encore Wire Corporation, Federal Signal Corporation, FreightCar America, Inc., Gardner Denver, Inc., Mettler-Toledo International Inc., Monaco Coach Corporation, Park-Ohio Holdings Corp., Regal Beloit Corporation, Sauer-Danfoss Inc., Tredegar Corporation, Wabash National Corporation, and Watsco, Inc. While these peer group companies do not represent a perfect match for us in terms of products manufactured, the nature and size of their businesses place them in competition with us for executive and managerial talent. These are companies to which we could lose people and from which we could recruit people. Through the last fiscal year, the revenues of the peer group companies ranged from $522 million to $2.2 billion, with a median of $921 million and average of $1.2 billion. Tecumseh’s revenues for 2009 were $735.9 million.
     We use the peer group data to determine competitive total compensation levels for base salary, annual incentives and long-term incentives. We review these data in making decisions on each of these elements of compensation for each executive, but we do not rigidly apply the competitive data in any way. In making compensation decisions for our executives, we consider company performance, individual performance and potential, prevailing market conditions and the competitive compensation data. We do not, however, formally tie any specific elements of compensation to a benchmark.

     The 2009 actual total salary, bonus, stock awards, option awards and non-equity incentive plan compensation (which includes special retention payments, but excludes severance) of Mr. Edwin Buker, our Chairman, President and CEO until October 2009, was 129% of the peer group’s 2008 CEO median total of these compensation elements. The 2009 actual total salary, bonus, stock awards, option awards and non-equity incentive plan compensation (which excludes severance) of Mr. James Nicholson, our Vice President, Treasurer and CFO until December 2009, was 80% of the peer group’s 2008 CFO median total of these compensation elements. The 2009 actual total salary, bonus, stock awards, option awards and non-equity incentive plan compensation of Mr. James Wainright, our Vice President — Operations, until October 2009, when he became our acting President, and December 2009, when he became our President and Chief Executive Officer, was 77% of the peer group’s 2008 COO median total compensation and 50% of the peer group’s 2008 CEO median total of these compensation elements.
     The total of Mr. Wainright’s 2010 salary, target Annual Incentive Plan compensation and stock appreciation rights and restricted stock units awarded in January 2010 is 51% of the peer group’s 2008 CEO median total of these compensation elements. The total of James J. Connor’s 2010 salary (excluding his signing bonus), target Annual Incentive Plan compensation and stock appreciation rights and restricted stock units awarded in January 2010 is 124% of the peer group’s 2008 CFO median total of these compensation elements. Michael A. Noelke’ is our Executive Vice President, Global Sales, Marketing and Engineering effective January 1, 2010, but we do not have peer group compensation information for a sales, marketing and engineering executive.
Compensation Policies Developed Through Negotiation of Mr. Buker’s Employment and Severance Agreements
     Before Mr. Buker joined us in August 2007, we negotiated a three-year employment agreement with him, which was later amended. On November 20, 2008, we entered into a retention letter bonus agreement with Mr. Buker. Under his employment agreement, as amended, Mr. Buker received an annual base salary of $750,000 per year and had an annual target incentive opportunity of 100% of his salary (the actual incentive may range from zero to 200% of salary), subject to the terms of our Annual Incentive Plan. The employment agreement also provided that he would receive annual long-term equity-based incentive grants equal to one times his annual salary plus his target incentive then in effect.
     Mr. Buker’s 2009 compensation was principally established by the terms of his employment agreement, which we entered into in connection with our hiring of Mr. Buker, and the terms of the November 20, 2008 retention letter bonus agreement. The elements and initial levels of Mr. Buker’s compensation under his employment agreement were generally established by arm’s length negotiations with Mr. Buker and tested for reasonableness against compensation data from a peer group constructed by the committee’s compensation consultant, Lyons, Benenson & Company Inc., described above under “Peer Group Comparisons”.
     The market data analysis from our consultants showed that the base salary component of Mr. Buker’s compensation was at the 58th percentile of market practice, which placed it 6% above the market median. The market data analysis also indicated that Mr. Buker’s annual incentive opportunity was at the 75th percentile of market practice, which placed it at 166% of the market median. The present value of Mr. Buker’s annual equity compensation grants registered at the 65th percentile of market practice or 155% of the market median.
     The committee’s philosophy is to pay a base salary to attract and retain qualified executives and to allocate a significant portion of their total compensation to performance-oriented elements, to motivate them to meet specific performance objectives without taking excessive risks and to increase shareholder value. For example, for Mr. Buker’s total compensation package to actually exceed the market median for similarly situated officers of the group of companies used for comparison, specific performance targets must be achieved and the value of our stock must rise significantly.
     In connection with Mr. Buker’s 2007 employment agreement, the Compensation Committee and the board also reviewed the potential effect on and cost of severance and change-in-control scenarios under Mr. Buker’s employment agreement. In particular, the committee and the board were advised by the executive search firm that the base salary and short- and long-term incentive compensation elements of Mr. Buker’s employment agreement, as well as its severance and change-in-control facets, were essential requirements for us to be able to recruit him or any other candidate during a period of significant transition under very challenging market conditions.
     In October 2009, the committee recommended, and the board approved, the termination of Mr. Buker’s employment as Chairman of the Board, President and Chief Executive Officer as of October 2, 2009 and a settlement agreement with Mr. Buker under which Mr. Buker received $2,590,000 in full settlement of Mr. Buker’s rights to compensation and benefits, including outstanding stock appreciation rights, restricted stock units and the special retention restricted stock unit award to Mr. Buker in 2008. In accordance with his employment agreement, Mr. Buker resigned as a director upon termination of his employment.
2009 Salaries
     For 2009, we determined to freeze our executives’ salaries because of current economic conditions. Mr. Buker’s salary was maintained at the rate of $750,000 as negotiated under his employment agreement. Mr. Nicholson’s 2009 salary was recommended by Mr. Buker, and Mr. Wainright’s salary was specified in the employment letter we signed when he joined us late in 2007. We believe that the salaries of all the NEOs fall within the range of competitive practice.
2009 Cash Incentives
     In 2009, our executive officers had the opportunity to earn cash incentives based on performance during the year under our Annual Incentive Plan. Under the Annual Incentive Plan, each participating executive is eligible to earn a cash incentive based on the company’s and the executive’s performance during the year. Early in 2009, the Compensation Committee established a target incentive for each participating employee, expressed as a percentage of his or her salary. We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year. The target company incentive pool was the sum of all target incentives for all employees participating in the plan. The actual company incentive pool was determined based on our 2009 performance measured against the following goals for the following performance measures:
•	earnings before interest, taxes, depreciation, amortization and restructuring charges (40% weighting);

•	working capital (40% weighting); and

•	global footprint modification (20% weighting).
     In adopting these performance measures and setting the goals and funding formulas applicable to each performance measure, the committee sought to ensure that the NEOs would be focused on:
•	maximizing earnings before interest, taxes, depreciation, amortization and restructuring charges;

•	managing our cash through working capital management; and

•	repositioning us to be more competitive.
     For each performance measure, attaining a specified threshold level of performance would have yielded a 50% payout, achieving the target level would have yielded a 100% payout and achieving better than target would have yield up to a 200% payout. The table below provides information about the 2009 corporate goals and our actual performance relative to the goals:

	Goals			Results
					Unweighted
	Threshold	Target	Maximum	Actual	Payment		Weighted
Performance Measures	(50% Payout)	(100% Payout)	(200% Payout)	Performance	Percentage	Weighting	Percentage
Earnings before interest,	$16.95 million	$33.9 million	$61.02 million	$16.6 million	0%	40%	0%
taxes, depreciation, amortization and restructuring charges

Working capital as a	16.1%	15.3%	12.4%	11.1%	200%	40%	80%
percentage of last three months of annualized sales

Global repositioning	80% of planned	100% of	100% of identified	Actual aggregate	100%	20%	20%
	aggregate	planned	projects on	economies achieved
	economies	aggregate	schedule and	exceeded target.
	achieved	economies	within planned
		achieved	economics
			plus aggregate for
			all projects will
			exceed economics

Total							100%

     Based on these results, as adjusted for not meeting our free cash flow target, the actual incentive pool amounted to 82.2% of the target incentive pool. We allocated the actual incentive pool among all participants based in part on company performance relative to the goals described above and in part on an evaluation of the individual’s performance. The actual incentive percentage could not exceed 200% of the participant’s target incentive percentage, and the total of all incentives under the plan (including incentives for participants who are not executive officers) could not exceed the total company incentive pool for that year calculated as described above.
     All individual goals the Compensation Committee established were based on Mr. Buker’s recommendations. The committee adopted Mr. Wainright’s (our Chief Executive Officer at the time bonus determinations were made) findings as to the individuals’ actual performance relative to their individual goals, except for Mr. Wainright’s own performance.
     Mr. Wainright’s incentive was based 90% on company performance and 10% on individual performance. His had four individual goals. The first, weighted at 30%, involved the global integration of our strategy deployment process. The second, weighted at 30%, focused on quality improvements. The third, weighted at 20%, measured improved global delivery performance. The fourth, weighted at 20%, measured the launch of global Lean deployment activities. Mr. Wainright accomplished 100% of each of these goals for a total individual performance score of 10%.
     Ms. Dennison’s incentive also was based 90% on company performance and 10% on individual performance. She had four individual goals, each weighted equally at 25%. These goals related to the reduction of corporate legal fees, integration of activities between the Legal, Finance and Audit departments, legal support to Best Cost Country initiatives and management of the complex legal issues surrounding the investigation of possible anti-competitive practices in the compressor industry. Ms. Dennison accomplished 150% of the first goal, 100% of the second, 50% of the third and 200% of the fourth. Overall her total individual performance score was 12.5%.
     The 2009 target incentive percentages for our executive officers and the portions allocated to them based on these calculations were:

	Target Incentive	Company	Individual	Actual Incentive
Executive Officer	Percentage	Performance	Performance	Percentages
Edwin L. Buker	100% of salary	100%	0%	0% of salary
James E. Wainright	75% of salary	90%	10%	63% of salary
James S. Nicholson	90% of salary	90%	10%	0% of salary
J. Lynn Dennison	50% of salary	90%	10%	43% of salary
     In October 2009, Edwin L. Buker’s employment as Chairman of the Board, President and Chief Executive Officer terminated and he entered into a settlement agreement under which he received $2,590,000 in full settlement of his claims to compensation and benefits, including payments under our Annual Incentive Plan.

     Mr. Nicholson’s employment terminated effective as of December 31, 2009. In January 2010, Mr. Nicholson entered into a settlement agreement under which he received $761,925 and immediate vesting of his stock appreciation rights, and the 29,202 total stock appreciation rights he holds continue to be exercisable through June 29, 2010, in full settlement of his claims to compensation and benefits, including payments under our Annual Incentive Plan.
     Mr. Noelke joined us as Executive Vice President, Global Sales, Marketing and Engineering effective January 1, 2010 and James J. Connor became our Vice President, Treasurer and Chief Financial Officer effective January 1, 2010, and, therefore, they did not participate in our Annual Incentive Plan in 2009.
     Ms. Dennison became an executive officer when she was appointed as our Vice President – Law and Risk Management, Secretary and General Counsel effective June 2, 2009. She ceased to be an executive officer effective October 2, 2009, but continues to serve as one of our officers.
     We do not have a policy regarding adjustment of bonus payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment, but we have not had such a restatement or adjustment.
Regular 2009 Equity-Based Awards
     The third major component of our executives’ compensation consists of awards under our Long-Term Incentive Cash Incentive Plan. These awards, settleable only in cash, tie executives’ compensation to the long-term market performance of our Class A shares. For 2009, we awarded SARs (economically equivalent to stock options) and restricted stock units (economically equivalent to restricted stock) in the amounts shown in the Summary Compensation Table.
     Mr. Buker’s long-term incentive award for 2009 in the form of stock appreciation rights and restricted stock units was required under the terms of his employment agreement and had a combined grant date fair value of $1.5 million and was divided equally between grant date fair value of restricted stock units and stock appreciation rights.
     The award to Mr. Wainright was specified under the terms of his employment letter, and Mr. Nicholson’s and Ms. Dennison’s awards were recommended by Mr. Buker, both subject to approval by the Compensation Committee. The amount of these awards had a grant date fair value equal to 50% of the sum of the executive’s salary and target Annual Incentive Plan award, divided equally between grant date fair value of restricted stock units and stock appreciation rights.
     The committee uses restricted stock units in addition to stock appreciation rights to increase the retention value of the award (in case stock prices decline, restricted stock units retain some value) and to subject the holder to risks of stock price declines (the restricted stock units become less valuable as the price declines), while providing incentive to increase stock prices as is the case for stock appreciation rights. Restricted stock units also provide incentives to increase stock price even if the stock price declines after the award date. Because restricted stock units are paid in cash when they vest, their incentive and retention value only lasts during the vesting period, whereas stock appreciation rights can provide their incentive for the entire term of the stock appreciation right (until exercise). The committee’s policy is also to grant stock appreciation rights with fair market value base prices so that they only provide compensation is the share price increases. The committee’s policy is also to provide for three year vesting of equity awards to provide the executive with an incentive to remain with us.
Payments Under Special 2008 Retention Letter Agreement with Mr. Buker
     On November 20, 2008, we entered into a letter agreement with Mr. Buker to induce him to remain with us. Pursuant to the agreement, we awarded him 183,375 restricted stock units, vesting August 20, 2009, February 20, 2010 and August 20, 2010 and agreed to make three cash payments of $500,000 to him on May 20, 2009, November 20, 2009 and May 20, 2010, all in consideration of his agreeing to a modification of his employment agreement eliminating the “single-trigger” change-of-control provision in favor of the double-trigger change-of-control provision. The payouts and vesting were structured so as to represent amounts that Mr. Buker would be disinclined to abandon earlier than each of the next vesting dates, which would only be three months away throughout the 21-month period. As a result, we paid Mr. Buker $500,000 on May 20, 2009 (which amount was to reduce any termination payment to which Mr. Buker was entitled if his employment terminated before August 13, 2010) and $641,813 on August 20, 2009.
     In October 2009, the committee recommended, and the board approved, the termination of Mr. Buker’s employment as Chairman of the Board, President and Chief Executive Officer as of October 2, 2009 and a settlement agreement with Mr. Buker under which Mr. Buker received $2,590,000 in full settlement of Mr. Buker’s rights to compensation and benefits, including the remaining retention and restricted stock unit payments under the letter agreement.
Retirement Benefits
     Our named executive officers participate in our Retirement Savings Plan (a 401(k) plan) and our defined benefit plan on the same basis as other salaried employees. The Compensation Committee considers the value of benefits under these plans when determining other compensation.
2010 Executive Compensation Arrangements
     Mr. Wainright’s 2010 salary is specified by his letter agreement and is the same as for 2009. In view of current economic conditions, management recommended, and the committee agreed, Mr. Wainright’s salary not be increased at the beginning of 2010. Mr. Noelke just joined us in January 2010 with a salary of $325,000 and a $75,000 signing bonus. Mr. Connor just joined us in January 2010 with a salary of $350,000 and a $50,000 signing bonus. Because their salaries were recently negotiated, management recommended, and the committee agreed, not to increase their salaries at the beginning of 2010.
     Our Compensation Committee designates our full-time executive employees eligible to participate in our Annual Incentive Plan each year, which, for 2010, includes all of our current executive officers, James E. Wainright, Michael A. Noelke and James J. Connor.

     To make our bonuses better reflect our performance and cash flows during the year, the maximum total bonuses under the plan for 2010 will be determined based on our free cash flows. This maximum bonus pool is determined by multiplying actual free cash flow by a percentage that varies depending on the actual free cash flow. The maximum total bonus pool is divided into two components: a free cash flow component equal to 75% of the maximum bonus pool, and a discretionary component equal to 25% of the maximum bonus pool. The Committee has discretion to include all, none or any portion of the discretionary portion in the maximum total bonuses for 2010. No bonus is payable for free cash flow below the threshold free cash flow, which threshold requires a significant improvement over 2009 actual free cash flow. The total bonuses paid to participants under the plan cannot exceed the maximum bonus pool. The percentages used to calculate the maximum total bonuses for the threshold, target and maximum free cash flow are as follows:

Free Cash Flow	Free Cash Flow Percent	Discretionary Percent	Total Percent
Threshold	10.00%	3.33%	13.33%
Target	14.625%	4.875%	19.50%
Maximum	15.00%	5.00%	20.00%
The calculation would result in the target maximum total bonuses being approximately equal to the sum of all participants’ target bonuses under the plan for 2010. The threshold maximum total bonuses would be approximately 20% of the target and the maximum total bonuses would be approximately 200% of the target.
     Free cash flow means our operating income from continuing operations before bonuses under this plan, plus or minus non-recurring expenses or income, pension credits, pension reversion taxes, gains and losses on fixed asset disposals, depreciation, phantom stock unit and stock appreciation rights expenses, capital expenditures, and non-operating selling and administrative and foreign exchange adjustments.
     For 2010, the Compensation Committee has established a target incentive for each participating employee, expressed as a percentage of his or her salary. We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.
     Individual bonuses will be determined based on the following:
•	free cash flow (75% weighting); and

•	individual performance (25% weighting).
     The free cash flow portion of the individual bonus will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by 75% weighting, (4) multiplied by a percentage roughly between 20% and 200% based on the actual free cash flow component of the maximum total bonuses compared to the target.
     The individual performance portion of the individual bonuses will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) multiplied by 25% weighting, (4) multiplied by 0%, 80%, 100% or 120%, depending on an individual performance evaluation conducted at the end of the year by the Committee for Mr. Wainright and by Mr. Wainright for other participants and based on the executive’s key responsibilities, specific improvement objectives, and leadership competencies. We expect that the evaluations will result in 25% of the participants’ receiving 80% of this portion of the bonus, 50% receiving 100% and 25% receiving 120%. If the total of these individual discretionary portions of the bonuses under the plan exceeds the discretionary component of the maximum bonus pool, all of the individual bonuses will be reduced proportionately so that they equal the maximum discretionary component of the maximum bonus pool.
     The 2010 target incentive percentages for our current executive officers are:

Executive Officer	Target Incentive
James E. Wainright	100% of salary
Michael A. Noelke	100% of salary
James J. Connor	75% of salary
     Mr. Wainright became our Chief Executive Officer effective December 14, 2009 and his target incentive was increased to 100% effective as of January 1, 2010. Michael A. Noelke became our Executive Vice President, Global Sales, Marketing and Engineering effective January 1, 2010. James J. Connor became our Vice President, Treasurer and Chief Financial Officer effective January 1, 2010.
     The actual incentive percentage (bonus paid divided by salary) cannot exceed 200% of the participant’s target incentive percentage, and the total of all incentives under the plan for a given year (including incentives for participants who are not executive officers) cannot exceed the maximum total bonus pool calculated as described above. If the total individual bonuses under the plan exceed the maximum bonus pool, all of the individual bonuses will be reduced proportionately so that they equal the maximum bonus pool.
     In addition, for 2010 the Compensation Committee has awarded SARs and restricted stock units shares to our current executive officers under our Long-Term Incentive Cash Award Plan as follows:
•	Mr. Wainright: SARs corresponding to 19,212 shares of Class A stock (a Black-Scholes value of $200,000) and 15,552 restricted stock units (a face value of $200,000);

•	Mr. Noelke: SARs corresponding to 15,610 shares of Class A stock (a Black-Scholes value of $162,500) and 12,636 restricted stock units (a face value of $162,500).

•	Mr. Connor: SARs corresponding to 14,709 shares of Class A stock (a Black-Scholes value of $153,125) and 11,907 restricted stock units (a face value of $153,125).

     The strike price for all the SARs is $12.86 per share, which was the closing price of one Class A share on the date of grant. One-third of each SAR award will become exercisable on the first anniversary of the grant date, one-third on the second anniversary and one-third on the third anniversary. All of the SARs will expire on the seventh anniversary of the grant date. The restricted stock units will vest and become payable on the third anniversary of the grant date. Also, on March 8, 2010, Mr. Noelke was granted 7,500 restricted stock units vesting on January 1, 2013.
     The 2010 awards to Mr. Wainright, Mr. Noelke and Mr. Connor were required under the terms of their employment letters.
Compensation Philosophy
     The Compensation Committee has adopted the following compensation philosophy statement:
•	We are a globally recognized brand driven by our people around the world.

•	We want to be a results driven organization guided by global business processes and culture that help us attract and retain talented people.

•	We will offer total compensation that is competitive within each of our local markets and awarded based on level of performance.

•	We want to become the employer of choice through continual job challenge, development and recognition.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the company’s Chief Executive Officer and each of the other named executive officers unless the compensation meets specified requirements that render the compensation performance-based. While the Compensation Committee believes it is generally desirable to structure compensation plans and programs so as to qualify for the performance-based exemption from non-deductibility afforded under Section 162(m), the committee retains the discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier, and in the best interests of our company and shareholders, even if those arrangements are not fully deductible under Section 162(m). Mr. Buker’s actual cash compensation in 2009 exceeded the $1 million threshold. Accordingly, Section 162(m) of the Code limited the tax deduction available to us in 2009, although we have net operating loss carryforwards and deductions just increase those carryforwards.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and those discussions, the committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
     Presented by the members of the Compensation Committee of the Board of Directors:
Steven J. Lebowski, Chairman
Zachary E. Savas
Terence C. Seikel
Summary Compensation Table
     The following table sets forth information for the fiscal years ended December 31, 2009, 2008 and 2007 concerning compensation of (1) all individuals serving as our principal executive officer during the year ended December 31, 2009, (2) all individuals serving as our principal financial officer during 2009, (3) our other executive officers in 2009 who were serving as executive officers as of December 31, 2009 and whose total compensation exceeded $100,000 (none), and (4) an additional individual who was an executive officer in 2009 and whose total compensation exceeded $100,000, but who was no longer serving as an executive officer as of December 31, 2009:

2009 SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Non-
						Non-Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation		Total
Name and Principal Position	Year	($) (1)	($)	($) (2)	($) (3)	($) (4)	($) (5)	($)		($)
Edwin L. Buker (6), Former	2009	568,269	500,000	750,000	750,000	0	(21,689)	2,623,920	(7)	5,170,500
Chairman, President and	2008	750,000	0	4,830,889	5,677,030	759,750	15,886	38,170		12,070,725
Chief Executive Officer	2007	289,915	875,000	0	0	0	5,803	15,469		1,839,388

James E. Wainright (8)	2009	400,000	0	175,000	175,000	251,977	19,750	24,500	(9)	1,046,227
President and Chief	2008	400,000	0	157,000	157,000	301,260	14,383	28,750		1,058,393
Executive Officer

James S. Nicholson (10)	2009	325,000	0	134,063	134,063	0	18,041	786,425	(11)	1,397,592
Former Vice President,	2008	325,000	53,294	117,000	117,000	190,457	34,724	28,522		865,997
Treasurer and Chief	2007	291,261	50,000	0	0	115,141	11,346	9,252		477,000
Financial Officer

J. Lynn Dennison (12)	2009	311,250	0	110,625	110,625	139,900	10,184	24,500	(13)	707,084
Vice President – Law and Risk Management, General Counsel and Secretary

(1)	Salary includes any amounts deferred at the officer’s election and contributed on his behalf to our Retirement Savings Plan (a 401(k) plan).

(2)	Amount represents the grant date fair value with respect to restricted stock units, settleable only in cash, awarded under Long-Term Cash Incentive Plan. See note 11 of the notes to consolidated financial statements in our 2009 Annual Report on Form 10-K for assumptions made in valuing restricted stock units.

(3)	Amount represents the grant date fair value with respect to SARs, settleable only in cash, awarded under Long-Term Cash Incentive Plan. See note 11 of the notes to consolidated financial statements in our 2009 Annual Report on Form 10-K for assumptions made in valuing SARs.

(4)	Non-equity incentive plan compensation consists of cash awards under Annual Incentive Plan for 2009 and 2008 and Key Employee Bonus Plan for 2007.

(5)	The material assumptions we used in computing the changes in pension value shown in the Summary Compensation Table are listed after the Pension Benefits Table below.

(6)	Mr. Buker joined us as President and Chief Executive Officer on August 13, 2007. He became Chairman on February 5, 2008. His employment terminated October 2, 2009.

(7)	Required contribution to Retirement Savings Plan ($24,500), and cost of life insurance ($9,420). Includes $2,590,000 in severance pay. See “Additional Information About Summary Compensation Table and 2009 Grants of Plan Based Awards – Mr. Buker’s Employment and Severance Agreements.

(8)	Mr. Wainright became an executive officer February 5, 2008 and became our Chief Executive Officer effective December 14, 2009. He was our Vice President of Global Operations before becoming our acting President on October 2, 2009.

(9)	Required contribution to Retirement Savings Plan ($24,500).

(10)	Mr. Nicholson’s employment terminated effective as of December 31, 2009.

(11)	Required contribution to Retirement Savings Plan ($24,500). Includes $761,925 in severance pay. Does not include the value of 29,202 vested and unexercised stock appreciation that Mr. Nicholson retained and has the right to exercise through June 29, 2010. See “Additional Information About Summary Compensation Table and 2009 Grants of Plan Based Awards – Mr. Nicholson’s Severance Agreement.

(12)	Ms. Dennison became an executive officer when she was appointed as our Vice President – Law and Risk Management, Secretary and General Counsel effective June 2, 2009. She ceased to be an executive officer effective October 2, 2009, but continues to serve as one of our officers.

(13)	Required contribution to Retirement Savings Plan ($24,500).
     Michael A. Noelke became our Executive Vice President, Global Sales, Marketing and Engineering effective January 1, 2010. Mr. Noelke receives a salary of $325,000 and received a signing bonus of $75,000. Mr. Noelke will participate in our annual incentive plan in 2010 and his target award will be 100% of his salary. Mr. Noelke is also eligible to participate in our Long-Term Incentive Plan, under which he received 15,610 stock appreciation rights and 12,636 restricted stock units on January 4, 2010, with a grant date fair value of $325,000 (50% of his combined salary and target bonus).
     James J. Connor became our Vice President, Treasurer and Chief Financial Officer effective January 1, 2010. Mr. Connor receives a salary of $350,000 and received a signing bonus of $50,000. Mr. Connor will participate in our annual incentive plan in 2010 and his target award will be 75% of his salary. Mr. Connor is also eligible to participate in our Long-Term Incentive Plan, under which he received 14,709 stock appreciation rights and 11,907 restricted stock units on January 4, 2010, with a grant date fair value of $306,250 (50% of his combined salary and target bonus).
Grants of Plan-Based Awards
     This table provides information about the cash incentive targets we established early in 2009 under our Annual Incentive Plan for the executive officers named in the Summary

Compensation Table and the restricted stock unit and SAR awards we made to them during 2009 under our Long-Term Incentive Cash Award Plan.
2009 GRANTS OF PLAN-BASED AWARDS

						All Other	All Other		Grant
						Stock	Option		Date Fair
						Awards:	Awards:	Exercise	Value
		Estimated Future Payouts				Number	Number of	or Base	of Stock
		Under Non-Equity Incentive				of Shares	Securities	Price	and
		Plan Awards (1)				of Stock	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum		or Units	Options	Awards	Awards
Name	Date	($)	($)	($)		(#) (2)	(#) (3)	($/Sh)	($)
Edwin L. Buker		$375,000	$750,000	$1,500,000
	01/02/09					74,479			$750,000
	01/02/09						120,192	$10.07	$750,000

James E. Wainright		$150,000	$300,000	$600,000	(4)
	01/02/09					17,378			$175,000
	01/02/09						28,045	$10.07	$175,000

James S. Nicholson		$105,625	$211,250	$422,500
	01/02/09					13,313			$134,063
	01/02/09						21,484	$10.07	$134,063

J. Lynn Dennison		$81,250	$162,500	$325,000
	01/02/09					10,936			$110,625
	01/02/09						17,728	$10.07	$110,625

(1)	Potential incentives our executives could have earned for 2009 under our Annual Incentive Plan. The actual amounts they earned are reported in the Summary Compensation Table. There will be no further payouts for 2009.

(2)	Restricted stock units, settleable only in cash, awarded under Long-Term Cash Incentive Plan. Each unit is the economic equivalent of one Class A share. The restricted stock units shown in the table vest on January 2, 2012. For each executive listed in the table the grant date fair value of the restricted stock units and SARs equals 50% (100% for Mr. Buker) of the executive’s salary plus target bonus, dividend equally between restricted stock unit and SAR grant date fair values.

(3)	SARs, settleable only in cash, awarded under Long-Term Cash Incentive Plan. Each SAR is the economic equivalent of an option to purchase one Class A share. The SARs shown in the table vest in three equal annual installments beginning January 2, 2010. For each executive listed in the table the grant date fair value of the restricted stock units and SARs equals 50% (100% for Mr. Buker) of the executive’s salary plus target bonus, dividend equally between restricted stock unit and SAR grant date fair values.

(4)	Mr. Wainright’s target incentive percentage increased to 100% of his salary for 2010.

     James J. Connor became our Vice President, Treasurer and Chief Financial Officer effective January 1, 2010. Mr. Connor is eligible to participate in our Long-Term Incentive Plan, under which he received 14,709 stock appreciation rights and 11,907 restricted stock units on January 4, 2010. Michael A. Noelke became our Executive Vice President, Global Sales, Marketing and Engineering effective January 1, 2010. Mr. Noelke is eligible to participate in our Long-Term Incentive Plan, under which he received 15,610 stock appreciation rights and 12,636 restricted stock units on January 4, 2010.
     Mr. Noelke joined us in January 2010 and did not participate in the Annual Incentive Plan. His target incentive percentage is 100% of his salary for 2010. On March 8, 2010, Mr. Noelke was granted 7,500 restricted stock units. Mr. Connor joined us in January 2010 and did not participate in the Annual Incentive Plan. His target incentive percentage is 75% of his salary for 2010.
Additional Information about the Summary Compensation Table and 2009 Grants of Plan-Based Awards
     Shareholders should review the information in the Summary Compensation Table and the Grants of Plan-Based Awards Table, as well as the additional tables that follow, in conjunction with our Compensation Discussion and Analysis. The Compensation Discussion and Analysis provides detailed information about, and analysis of, our annual and long-term incentive plan compensation programs and compensation decisions for 2009 and includes a discussion of our compensation philosophy, objectives and policies that guide these decisions. In order to better understand the terms of our plans and programs under which the compensation shown in the Summary Compensation Table was earned, shareholders should also consider the additional information we provide below about arrangements with our executives.
Mr. Buker’s Employment and Severance Agreements
     On August 31, 2007, we entered into an employment agreement with Edwin L. Buker providing for his employment as President and Chief Executive Officer for a three-year period. We signed an amendment to the agreement on March 8, 2008. We entered into a settlement agreement with Mr. Buker in October 2009, terminating the Agreement. The following is a summary of the principal terms of the agreement, as amended.
     Compensation. Mr. Buker’s is entitled to compensation as follows:
•	$750,000 annual salary;

•	annual cash incentive targeted at 100% of salary, but that may vary between zero and 200% of salary, based on achievement of performance objectives;

•	$5,000,000 of term life insurance;

•	the following grants under our Long-Term Incentive Cash Award Plan:

•	an initial grant of SARs corresponding to 325,002 Class A shares with a strike price of $28.82 per share, one-third of which vest on August 13 in each of the years 2008, 2009, and 2010, exercisable until August 13, 2014;

•	an initial restricted stock unit award corresponding to 89,552 Class A shares, vesting on August 13, 2010; and

•	annual grants, valued at the time of grant, equal to the sum of his then current salary and target cash incentive.
     Termination Payments. In October 2009, Edwin L. Buker’s employment as Chairman of the Board, President and Chief Executive Officer terminated and he entered into a settlement agreement under which he received $2,590,000 in full settlement of his claims to compensation and benefits, including outstanding stock appreciation rights, restricted stock units, stock options and the special retention restricted stock unit award to Mr. Buker in 2008 and any termination payments under his employment agreement and any payments under his retention letter bonus agreement, and he resigned as a director upon termination of his employment.
Mr. Buker’s Retention letter bonus agreement
     On November 20, 2008, we entered into a letter agreement with Mr. Buker to induce him to remain in our employ. Pursuant to the letter agreement:
•	We agreed to make cash retention payments to Mr. Buker in the amount of $500,000 on each of the 6-, 12-, and 18-month anniversaries of November 20, 2008 if, on each of those dates, his employment has not terminated for any reason. Because his employment terminated before August 13, 2010, the $500,000 payment he received on May 20, 2009 was deductible from any termination payment to which he was entitled.

•	We awarded Mr. Buker $1.5 million of restricted stock units under our Long-Term Incentive Cash Award Plan, of which one-third vest and become payable on each of the 9-, 15- and 21-month anniversaries of November 20, 2008. Vesting and payment is contingent on his continuing to be employed on each vesting and payment date, except that all of the restricted stock units will vest and become payable if we terminate his employment without cause or if he resigns for good reason. Mr. Buker received $641,813 on August 20, 2009 when the first third of this award vested.
     Mr. Buker’s settlement agreement payment in October 2009 was in full settlement of his claims to compensation and benefits, including any payments under his retention letter bonus agreement.

Mr. Nicholson’s Employment and Severance Agreements
     Effective December 31, 2009, James S. Nicholson’s employment as Vice President, Treasurer and Chief Financial Officer terminated and in January 2010 he entered into a settlement agreement under which he received $761,925 and immediate vesting of his stock appreciation rights, and the 29,202 total stock appreciation rights he holds continue to be exercisable through June 29, 2010, in full settlement of his claims to compensation and benefits, including outstanding restricted stock units, and any termination payments under his letter agreement and change in control severance agreement.
Mr. Wainright’s and Ms. Dennison’s Change in Control and Severance Agreements
     See “Potential Payments on Termination or Change in Control for a description of Change in Control and Severance Agreements between us and each of James E. Wainright and J. Lynn Dennison.
Annual Incentive Plan
     Our Annual Incentive Plan replaced our Key Employee Bonus Plan beginning in 2008. Under the plan, each participating executive is eligible to earn a cash incentive based on corporate objectives. Before or within the first 90 days of each year, the Compensation Committee determines:
•	performance measures and goals and a calculation methodology to be used for calculating a total company incentive pool for the year based on our performance;

•	the executives who will participate for that year;

•	a target incentive percentage for each participant; and

•	our performance measures and goals to be used for determining each participant’s actual incentive percentage for the year and the methodology to be used for calculating his or her actual incentive percentage after the year is completed based on our actual performance and the participant’s actual performance relative to those performance measures and goals.
     After the year is completed, each participant’s actual incentive percentage is computed on the basis of our actual performance using the performance measures and goals and the calculation methodology established by the committee at the beginning of the year. Each participant then receives a cash incentive equal to his or her salary for the year multiplied by his or her actual incentive percentage as so calculated. The actual incentive percentage cannot exceed 200% of the participant’s target incentive percentage, and the total of all incentives under the plan for a given year cannot exceed the total company incentive pool for that year calculated in the manner prescribed by the Compensation Committee at the beginning of the year.
     Performance measures used in determining the incentive of any participant subject to Section 162(m) of the Internal Revenue Code must consist only of performance measures specified for that purpose in the plan, and the incentive for any such participant for any year cannot exceed $3,000,000. Cash incentives paid under the plan cannot qualify as performance based for Section 162(m) purposes until the performance measures are approved by shareholders and we have not submitted the plan for shareholder approval.
Retirement Savings Plan Contributions
     Our Retirement Savings Plan (a 401(k) plan) requires us to make annual contributions to each employee’s account in an amount computed by reference to federal income tax laws and regulations. In addition, we are using a portion of the funds that reverted to us on termination of our previous salaried retirement plan to make discretionary contributions during the seven-year period 2008 through 2014. Making these contributions results in more favorable federal income tax treatment for us with respect to the reversion than would otherwise be the case.
Outstanding Equity Awards
     This table provides information about our named executive officers’ outstanding restricted stock units and SARs under the Long-Term Incentive Cash Award Plan as of December 31, 2009.
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards (1)				Stock Awards (2)
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($) (3)
Edwin L. Buker (4)	0	0			0
James E. Wainright	3,463 (5)	6,926 (5)	$28.82	03/04/15	5,465 (6)	63,886
	0 (7)	28,045 (7)	$10.07	01/02/16	17,378 (8)	203,149
James S. Nicholson (9)	7,718 (5)	0 (9)	$28.82	03/04/15	0 (9)	0
	21,484 (7)	0 (9)	$10.07	01/02/16	0 (9)	0
J. Lynn Dennison (10)	2,117 (5)	4,232 (5)	$28.82	03/04/15	3,339 (6)	39,033
	0 (7)	17,728 (7)	$10.07	01/02/16	10,986 (8)	12,843

(1)	SARs, settleable only in cash, awarded under our Long-Term Cash Incentive Plan. Each SAR is the economic equivalent of an option to purchase one Class A share. On January 4, 2010 the following executive officers received the following SARs with an exercise price of $12.86 and vesting in three equal annual installments beginning January 4, 2011: Mr. Wainright – 19,212; Mr. Noelke – 15,610; Mr. Connor – 14,709; and Ms. Dennison – 11,707.

(2)	Restricted stock units, settleable only in cash, awarded under our Long-Term Cash Incentive Plan. Each unit is the economic equivalent of one Class A share. On January 4, 2010 the following executive officers received the following restricted stock units vesting on January 4, 2013: Mr. Wainright – 15,552; Mr. Noelke – 12,636; Mr. Connor – 11,907; and Ms. Dennison – 9,477. On March 8, 2010, Mr. Noelke received 7,500 restricted stock units vesting on January 1, 2013.

(3)	Based on the closing price of our Class A shares on The Nasdaq Stock Market on the last trading day of 2009 ($11.69).

(4)	In October 2009, Mr. Buker’s employment as Chairman of the Board, President and Chief Executive Officer terminated and he entered into a settlement agreement under which he received $2,590,000 in full settlement of his claims to compensation and benefits, including outstanding stock appreciation rights and restricted stock units, any termination payments under his employment agreement and any payments under his retention letter bonus agreement.

(5)	One-third become exercisable on each of March 4, 2009, March 4, 2010 and March 4, 2011.

(6)	Restricted stock units vesting and payable on March 4, 2011.

(7)	One-third become exercisable on each of January 2, 2010, January 2, 2011 and January 2, 2012.

(8)	Restricted stock units vesting and payable on January 2, 2012.

(9)	Mr. Nicholson’s employment terminated effective as of December 31, 2009 and his unvested SARs and restricted stock units also vested on that date. He has the right to exercise these SARs through June 29, 2010.

(10)	Ms. Dennison became an executive officer when she was appointed as our Vice President – Law and Risk Management, Secretary and General Counsel effective June 2, 2009. She ceased to be an executive officer effective October 2, 2009, but continues to serve as one of our officers.
     James J. Connor became our Vice President, Treasurer and Chief Financial Officer effective January 1, 2010. Mr. Connor is eligible to participate in our Long-Term Incentive Plan, under which he received 14,709 SARs and 11,907 restricted stock units on January 4, 2010, with a grant date fair value of $306,250 (50% of his combined salary and target bonus). Michael A. Noelke became our Executive Vice President, Global Sales, Marketing and Engineering effective January 1, 2010. Mr. Noelke is eligible to participate in our Long-Term Incentive Plan, under which he received 15,610 SARs and 12,636 restricted stock units on January 4, 2010, with a grant date fair value of $325,000 (50% of his combined salary and target bonus).

Option Exercises and Stock Vested Table
     The following table sets forth information concerning each exercise of SARs and each vesting of stock, including restricted stock units, during the year ended December 31, 2009 by each of our executive officers named in the Summary Compensation Table above on an aggregated basis:
OPTION EXERCISES AND STOCK VESTED – YEAR ENDED DECEMBER 31, 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (1)
Edwin L. Buker	0	0	61,125	641,813
James E. Wainright	0	0	0	0
James S. Nicholson	0	0	17,373	203,090
J. Lynn Dennison	0	0	0	0

(1)	“Value Realized” represents the market price of the underlying securities at exercise or vesting, as applicable, based on the closing sale price on the date of exercise or vesting, minus (for stock appreciation rights) the aggregate base price of the stock appreciation rights.
Under the terms of his General Release of All Claims, dated January 19, 2010, Mr. Nicholson actually received $225,675 for his 17,373 restricted stock units based on the closing price of the Class A common shares on January 19, 2010 ($12.99).
In October 2009, Mr. Buker’s employment as Chairman of the Board, President and Chief Executive Officer terminated and he entered into a settlement agreement under which he received $2,590,000 in full settlement of his claims to compensation and benefits, including outstanding stock appreciation rights and restricted stock units, any termination payments under his employment agreement and any payments under his retention letter bonus agreement.
Retirement Plans
     Our retirement plan is a broad-based (available to all full time regular salaried employees in the United States after 30 days of employment), noncontributory, tax-qualified defined benefit plan, and our supplemental retirement plan (commonly referred to as a SERP) is a nonqualified defined benefit plan covering certain executives. Both plans provide benefits in the event of normal ( i.e., at age 65), early , deferred or disability retirement. Upon a participant’s death, these plans provide a surviving spouse pension. Participants are vested after five years of credited service.

     As of April 30, 2007 our previous qualified defined benefit plan was terminated and replaced with a new qualified defined benefit plan. The new plan provides two separately defined pension benefits. The first is a retirement benefit in the form of a lifetime pension that is actuarially equivalent to the lump sum value of 10.5% of the participant’s average base salary over the 60 months immediately before his or her retirement date, multiplied by years of credited service after April 30, 2007 (up to a maximum of 35 years in total, from both the terminated plan and the new plan) payable at age 65. The second retirement benefit under the new plan is a pension equal to the amount by which the benefit under the terminated plan would have been higher based on subsequent pay increases (without any additional service credits).
     As of April 30, 2007 the SERP was frozen. Benefits accrued as of April 30, 2007 will be payable to participants upon retirement under the provisions of the plan. Of the current named executive officers, only Mr. Nicholson has accrued a benefit under the SERP.
     The automatic form of benefit for a married participant under the qualified defined benefit plan is a joint and 55% survivor benefit. However, the participant, with the consent of his or her spouse, may elect to have his benefit paid in the form of an actuarially equivalent joint-and-75% or joint-and-100% survivor annuity or as a single-life annuity with 120 payments certain or as a single lump sum. The financial effect of these alternate payment forms on the amount of the participant’s monthly benefit payment depends upon the ages of the participant and his or her spouse. The automatic payment form for an unmarried participant is the single life annuity. Alternatively, the participant may elect to have his benefit paid in the form of an annuity with 120 payments certain or a single lump sum (qualified plan only). If the benefit is paid in the form of an annuity with 120 payments certain rather than a single life annuity, the monthly benefit will be reduced.
     SERP benefits commence either on that first date on which Mr. Nicholson is entitled to commence a retirement or deferred benefit under the qualified defined benefit plan (whether or not he actually commences his defined benefit plan benefit at that time), or on that date on which he has a “separation from service” (as determined in accordance with Code Section 409A), whichever of those two dates is later, and is payable in one of the following three forms, whichever form applies to him, commencing on the later of those two dates:
•	if he is unmarried at the benefit commencement date, the benefits will be paid in the form of a single-life annuity;

•	if at the benefit commencement date he has attained age 55, has accrued 10 or more Years of Service under the qualified defined benefit plan and is married, the benefits will be paid in the form of a joint-and-surviving spouse annuity using the “95%-55%” formula found in the qualified defined benefit plan; or

•	if at the benefit commencement date he is married but does not meet the other criteria in the previous item above, the benefits shall be paid in the form of a joint-and-surviving spouse annuity using the “50% survivor option” formula found in qualified defined benefit plan.

     The table below shows benefit information under the plans for each executive officer named in the Summary Compensation Table.
2009 PENSION BENEFITS

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credit Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
Edwin L. Buker	New Pension Plan	2.2	$0	$0
James E. Wainright	New Pension Plan	2.3	$38,216	$0
James S. Nicholson	New Pension Plan	2.7	$42,149	$0
	Frozen SERP	5.2	$5,404	$0
J. Lynn Dennison	New Pension Plan	2.0	$19,578	$0
     The material assumptions we used in computing the present values of pension benefits shown in the table above and the changes in pension value shown in the Summary Compensation Table were:
•	2009 discount rate: 5.5%

•	2009 mortality table: 2009 statutory annuitant and non-annuitant tables

•	2008 discount rate: 6.25%

•	2008 mortality table: 2008 statutory annuitant and non-annuitant tables

•	No turnover.
     More information about the assumptions we used to calculate pension benefits is provided in note 5, “Pension and Other Postretirement Benefit Plans,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.
Potential Payments On Termination Or Change In Control
Termination of Mr. Buker’s Employment
     In October 2009, Edwin L. Buker’s employment as Chairman of the Board, President and Chief Executive Officer terminated and he entered into a settlement agreement under which he received $2,590,000 in full settlement of his claims to compensation and benefits, including outstanding stock appreciation rights, restricted stock units, stock options and the special retention restricted stock unit award to Mr. Buker in 2008 and any termination payments under his employment agreement and any payments under his retention letter bonus agreement, and he resigned as a director upon termination of his employment. He did not receive any other termination benefits. Amounts paid in 2009 are included in the Summary Compensation Table, and there is no balance payable in the future:

Termination of Mr. Nicholson’s Employment
     Mr. Nicholson’s employment terminated effective as of December 31, 2009 and his unvested SARs and restricted stock units also vested on that date. In January 2010, Mr. Nicholson entered into a settlement agreement under which he received $761,925 and immediate vesting of his stock appreciation rights, and the 29,202 total stock appreciation rights he holds continue to be exercisable through June 29, 2010, in full settlement of his claims to compensation and benefits, including outstanding restricted stock units, any termination payments under his change in control and severance agreement and any obligations under his retention bonus letter agreement. He did not receive any other termination benefits. Amounts were paid in 2010 and are included in the Summary Compensation Table, and there is no balance payable in the future, except upon exercise of his 29,202 remaining stock appreciation rights:
Change in Control and Severance Agreements with Other Executive Officers
     We have entered into change in control and severance agreements with some of our executives, including Mr. Wainright, Mr. Nicholson (terminated in his settlement agreement), and Ms. Dennison. All of the agreements are substantially identical. Among other things, each provides for the following payments and benefits if the executive’s employment terminates in the circumstances described:
•	Voluntary termination without good reason on change in control:
•	cash payment equal to the sum of —
•	accrued but unpaid salary, and

•	unused vacation days;
•	ability to exercise any vested SARs for period of 180 days; and

•	all unvested SAR and restricted stock unit awards canceled.
•	Involuntary termination without cause:
•	cash payment equal to the sum of —
•	accrued but unpaid salary,

•	unused vacation days,

•	one year’s base salary (paid in installments over twelve-month period), and

•	one times executive’s then applicable annual target incentive under Annual Incentive Plan (paid at same time other incentives paid);
•	ability to exercise any vested SARs for period of 180 days;

•	all unvested SAR and restricted stock unit awards canceled; and

•	one year of medical insurance coverage for executive and family.
•	Involuntary termination without cause following change in control, or voluntary termination for good reason following change in control:
•	cash payment equal to the sum of —
•	accrued but unpaid salary,

•	unused vacation days,

•	one year’s base salary (paid in lump sum), and

•	one times executive’s then applicable annual target incentive under Annual Incentive Plan (paid in lump sum);
•	immediate vesting of 100% of existing SAR and restricted stock unit awards;

•	ability to exercise vested SARs for period of 180 days; and

•	one year of medical insurance coverage for executive and family.
•	Involuntary termination with cause:
•	cash payment equal to the sum of —
•	accrued but unpaid salary, and

•	unused vacation days; and
•	all unvested SAR and restricted stock unit awards, and all vested but unexercised SARs, canceled.
•	Termination on disability:
•	cash payment equal to the sum of —
•	accrued but unpaid salary,

•	unused vacation days,

•	pro rata portion of executive’s then applicable annual target incentive under Annual Incentive Plan (paid in lump sum);
•	immediate vesting of next tranche of any SAR or restricted stock unit award that would have vested after termination date;

•	ability to exercise vested SARs in accordance with their terms; and

•	one year of medical insurance coverage for executive and family.

     Each agreement has a three-year term and will renew automatically for successive one-year terms unless we give the executive notice of non-renewal at least 60 days before the scheduled expiration date. Each agreement contains confidentiality, noncompetition, and non-disparagement provisions.
Hypothetical Termination Benefits Tables
     The tables below show the estimated amounts of benefits each current executive officer named in the Summary Compensation Table (except Mr. Buker and Mr. Nicholson, whose actual termination benefits are described above) would have received under the applicable agreement if his employment had terminated on December 31, 2009 in various circumstances.
HYPOTHETICAL DECEMBER 31, 2009 TERMINATION BENEFITS
PAYABLE TO MR. WAINRIGHT UNDER CHANGE OF CONTROL
AND SEVERANCE AGREEMENT

						Value of
					Value of	Unvested
			Cost of One	Value of	Unvested	Restricted
			Year of	Vested,	SARs	Stock Units
	Cash		Medical	Unexercised	Vesting on	Vesting on
Type of Termination	Payment		Insurance	SARs	Termination	Termination	Total
Voluntary, without good reason, on change in control (1)	$0		N/A	$0	N/A	N/A	$0
Involuntary, without cause	$700,000	(2)	$9,292	$0	N/A	N/A	$709,292
Involuntary, without cause, following change in control; or voluntary, for good reason following change in control (1)	$700,000	(2)	$9,292	$0	$45,433	$267,035	$1,021,760
Involuntary, with cause	$0		N/A	N/A	N/A	N/A	$0
Disability	$0		$9,292	$0	$15,144	$267,035	$291,471

(1)	A change in control has occurred for purposes of Mr. Wainright’s agreement.

(2)	1.0 times then current salary ($400,000) plus 1.0 times 2009 target incentive ($300,000). Mr. Wainright’s target incentive has increased to 100% of his salary for 2010.
     On January 4, 2010, Mr. Wainright was awarded (i) 19,212 stock appreciation rights with a base price of $12.86 and vesting in three equal annual installments beginning January 4, 2011, and (ii) 15,552 restricted stock units vesting January 4, 2013.

HYPOTHETICAL DECEMBER 31, 2009 TERMINATION BENEFITS
PAYABLE TO MS. DENNISON UNDER CHANGE OF CONTROL
AND SEVERANCE AGREEMENT

						Value of
					Value of	Unvested
			Cost of One	Value of	Unvested	Restricted
			Year of	Vested,	SARs	Stock Units
	Cash		Medical	Unexercised	Vesting on	Vesting on
Type of Termination	Payment		Insurance	SARs	Termination	Termination	Total
Voluntary, without good reason, on change in control (1)	$0		N/A	$0	N/A	N/A	$0
Involuntary, without cause	$487,500	(2)	$3,318	$0	N/A	N/A	$490,818
Involuntary, without cause, following change in control; or voluntary, for good reason following change in control (1)	$487,500	(2)	$3,318	$0	$28,719	$167,459	$686,996
Involuntary, with cause	$0		N/A	N/A	N/A	N/A	$0
Disability	$0		$3,318	$0	$9,573	$167,459	$180,350

(1)	A change in control has occurred for purposes of Ms. Dennison’s agreement.

(2)	1.0 times then current salary ($325,000) plus 1.0 times 2009 target incentive ($162,500).

(3)	On January 4, 2010, Ms. Dennison was awarded (i) 11,707 stock appreciation rights with a base price of $12.86 and vesting in three equal annual installments beginning January 4, 2011, and (ii) 9,477 restricted stock units vesting January 4, 2013.
Director Compensation
     We do not pay employees any separate compensation for serving as directors. We reimburse all directors for reasonable travel expenses.
     The annual retainer fee for non-employee directors is $80,000, payable one-half in cash and one-half in deferred stock units, pro rated for new directors joining us during the year. Our Lead Director is entitled to an additional annual retainer fee of $20,000, payable one-half in cash and one-half in deferred stock units, pro rated for new Lead Directors joining us during the year. Chairs and members of the following committees are entitled to the following additional annual cash retainer fees:

Audit Committee:
Chair	$20,000
Other members	$10,000
Other standing committees:
Chair	$10,000
Other members	$5,000

     We will not pay meeting fees for up to ten board meetings per calendar year and up to six meetings of each committee per calendar year. If a non-employee director attends more than ten board meetings in a calendar year, he or she will receive a cash meeting fee in the amount of $1,500 for each meeting attended in excess of ten. If a non-employee director who is a member of a standing committee attends more than six meetings of that committee in a calendar year, he or she will receive a cash meeting fee in the amount of $1,500 for each meeting of the committee attended in excess of six.
     The deferred stock units are awarded under our Outside Directors’ Deferred Stock Unit Plan. Effective on January 1 of each year, each non-employee director then in office receives an allocation of deferred stock units under the plan in a dollar amount equal to one-half of his or her annual retainer fee, as specified above. A new non-employee director who takes office after January 1 receives a pro rata allocation of deferred stock units. In each case, the number of deferred stock units is determined by dividing the dollar amount of the annual retainer the director is entitled to receive by the average of the high and low sale prices for a share of our Class A stock on the last trading day before the allocation date. If dividends are paid on the Class A stock, each non-employee director’s account under the plan will be credited with a number of additional deferred stock units having a corresponding value based on the then current market value of the stock. Each award under the plan is fully vested when made, except that a director will forfeit his or her account if the director’s service on the Board is terminated, voluntarily or otherwise, for any “reason,” as defined in the plan (generally, breach of policies, failure to perform duties, conviction of various crimes, embezzlement or materially injuring the Company). We will pay out the deferred stock units in a director’s account in cash, based on the then current market value of the Class A stock, within 30 days after the earlier of a Company Change in Control (as defined in the plan) or the date he or she ceases to be a non-employee director for any reason.
Director Compensation Table
     The table below shows the compensation received by each director who served during 2009 other than Edwin L. Buker, whose compensation for service as director is fully reflected in the Summary Compensation Table and other executive compensation information provided above.

2009 DIRECTOR COMPENSATION

	Fees Earned	Stock
	or Paid in Cash	Awards	Total
Name (1)	($) (2)	($) (3)	($)
William E. Aziz	93,458	40,000	133,458
Peter M. Banks	62,803	40,000	102,803
Jeffry N. Quinn	81,667	40,000	121,667
David M. Risley	60,120	50,000	110,120
Kent B. Herrick	75,000	40,000	115,000
Steven J. Lebowski	154,500	40,000	194,500
Zachary E. Savas	84,833	16,265	101,098
Terence C. Seikel	76,334	13,012	89,346

(1)	Messrs. Aziz’s, Banks’, Quinn’s and Risley’s terms as directors expired August 28, 2009 at the 2009 annual meeting of shareholders. Two other directors, William R. Barker and David A. Bloss, Sr., were elected at the 2009 annual meeting of shareholders, but they resigned immediately after the meeting and were not paid any compensation by us in 2009. Messrs. Savas and Seikel first became our directors on August 28, 2009. Mr. Goldberg first became one of our directors in February 2010, and, therefore, did not receive director compensation from us in 2009.

(2)	Retainer and meeting fees paid in cash.

(3)	Retainer fees paid in deferred stock units under our Outside Directors’ Deferred Stock Unit Plan, valued at their grant date fair value. The deferred stock unit grants are made on January 1 of each year or a pro rated amount on the date the director first becomes a director, if he was not a director on January 1, and the grant date fair value is the number of units multiplied by the closing price of our Class A Common Stock on the last trading day of the preceding year for grants on January 1, which was $11.69 on December 31, 2009, or on the date of allocation for grants made during the year, which was $9.36 on August 28, 2009, when Messrs. Seikel and Savas first joined the Board.
     Because the results of the 2009 annual meeting of shareholders constituted a change in control under the Outside Directors’ Deferred Stock Unit Plan, on August 28, 2009, all deferred stock units outstanding at that time were paid in cash at $9.79 a unit (the fair market value of the Class A shares at August 28, 2009), and as of December 31, 2009, the only directors having any deferred stock units or phantom shares outstanding were as follows: Mr. Seikel – 1,390.2058 and Mr. Savas – 1,737.7573.
     As of January 1, 2010, the following directors were granted the following numbers of deferred stock units: Mr. Herrick (3,337.5052), Mr. Lebowski (3,337.5052), Mr. Seikel (3,337.5052), and Mr. Savas (4,171.8815). As of February 26, 2010, Mr. Goldberg was granted 2,701.4770 deferred stock units.

Narrative Disclosure of Our Compensation Policies and Practices as they relate to our Risk Management
     Our Compensation Committee has reviewed risks arising from our compensation policies and practices for our employees and has determined that they are not reasonably likely to have a material adverse effect on us. We generally compensate our employees through salaries, annual cash incentives (based on company performance measures and goals and/or personal performance against objectives, all based on achieving the goals in our business plan), and cash-settled stock appreciation rights and restricted stock units. We do not have multiple business units with different risk profiles or compensation practices.
     We recognize that salaries and annual cash incentives involve a risk that employees will be too focused on short-term results, and not on the long-term. We believe that we mitigate this risk by basing our annual cash incentives on company performance measures and/or personal performance goals that match our business plan. The Board reviews and approves this plan each year, including the identified opportunities, challenges and business risks we face. Moreover, our Annual Incentive Plan is based on multiple performance measures and goals, mitigating the risk that executives will focus on one goal to the detriment of others. We modified our Annual Incentive Plan for 2010 to provide that cash flow goals do not exclude restructuring charges, to reduce incentives to incur such charges that are not in our long-term best interests.
     In addition, we believe that it is appropriate to pay annual cash incentives for achieving our company performance goals, especially because we believe that our income and risks from performing those goals do not extend significantly beyond the time the sales occur. We do not believe we have excessive risks after our products are sold. We have product liability, warranty and related reputational risks, which, historically, have not been significant. We also recognize that we have risks of longer-term liabilities in selling business segments, including indemnification claims under the related purchase agreements, such as in the sale of our engine operations, but our current incentive plans does not include incentives to sell any more business units.
     We do not have a clawback policy requiring return of compensation after a restatement of financial statements that would have resulted in lower compensation. In addition, our Chief Executive and Chief Financial Officers, who are required to make certifications regarding our financial statements filed in SEC reports, are subject to provisions of the Sarbanes-Oxley Act requiring reimbursement of any bonus or other incentive-based or equity-based compensation received during the 12 months following the issuance of financial statements that are later required to be restated due to our material noncompliance as a result of misconduct.
     In addition, we grant stock appreciation rights and restricted stock units to many of our managers who can impact our financial results and, therefore, our stock price, generally vesting over three years, giving these managers, a long-term incentive to increase our stock price and assisting us with employee retention objectives. We believe this mitigates incentives to focus too much on the short term. We recognize that stock appreciation rights can create risks too. Because employees have the ability to profit from increases in the stock price, but do not suffer loss from decreases in the price below the exercise price, they may have incentives to take risky actions that may result in increased stock prices that cannot be sustained in the long run or to profit from short-term fluctuations in our stock price.
     We believe this risk is mitigated by granting restricted stock units to our managers. Holders of restricted stock lose value when the stock price declines. In addition, some of our outstanding stock appreciation rights are in-the-money, and decreases in our stock price can significantly reduce their unrealized gains on these stock appreciation rights. It is our policy to make long-term equity compensation a significant portion of the compensation of our managers. We do not have stock ownership policies, because our equity incentives are currently all cash settled, but they still provide a long-term incentive over their respective vesting periods and annual grants will keep a portion of the manager’s incentives unvested.
     Our executive officers have or are expected to have severance arrangements. We recognize that severance arrangements can create risks that we have to pay terminated employees when they leave after doing a bad job or for merely engaging in a change in control transaction. Our severance agreements with our executives, however, do not pay severance unless the executive’s employment terminates, and even then, only if we terminate the executive without cause or if the executive quits for good reason. Future severance arrangements are not expected to have change in control provisions.
     Therefore, we believe we have significant control over whether a severance payment is required and that they are not extravagant. We also believe that these risks are outweighed by the incentives these severance provisions create for our executive team to consider and engage in transactions in which we may be acquired in a transaction that is beneficial to shareholders and to stay employed with us through such a transaction, despite the executive’s risk of losing his or her job.
     Thus, our Compensation Committee believes that our combination of cash and equity incentives is consistent with our risk profile, ties a considerable amount of our executive’s compensation to our annual business plan objectives and our stock price and does not encourage our executives to take excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us.
PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION
     Our Board of Directors recognizes the importance of executive compensation to our shareholders and that shareholders have a legitimate interest in executive compensation matters. Our Board of Directors believes that shareholders should have the opportunity for an advisory vote on the compensation of our named executive officers.
     In 2009, our Board of Directors amended our Corporate Governance Guidelines to provide that beginning with this annual meeting, it is our policy to present to shareholders a proposal for an advisory (non-binding) vote on the executive compensation policies and procedures we employ, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this proxy statement under the caption

“Executive Compensation.” above. In addition, in 2009 our shareholders adopted a resolution proposed by Herrick Foundation recommending that the Board adopt such a policy.
     Because the vote is advisory, it will not be binding on the board. However, the board and the Compensation Committee will consider the outcome of the shareholder advisory vote as they consider compensation policy and procedures going forward. The board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs.
Vote Required and Board Recommendation
     This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
     THE BOARD RECOMMENDS THAT HOLDERS OF CLASS B COMMON STOCK VOTE “FOR” THE EXECUTIVE COMPENSATION POLICIES AND PROCEDURES AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) CONTAINED IN THIS PROXY STATEMENT.
OTHER MATTERS
     We know of no business to be acted on at the annual meeting other than the matters listed in our notice of the annual meeting accompanying this proxy statement. If any other matter does properly come before the meeting, the proxy holders will vote on it in accordance with their judgment.
SUBMISSION OF SHAREHOLDER PROPOSALS
Rule 14a-8
     In order for shareholder proposals for the 2011 annual meeting of shareholders to be eligible to be included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, they must be received at our principal executive offices no later than November 22, 2010, unless the date of the 2010 annual meeting is more than 30 days earlier or later than this year’s annual meeting. We retain the right to omit any proposal if it does not satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.
Advance Notice Requirements
     Our bylaws contain advance notice procedures which a shareholder must follow to nominate a person for election to the board or to present any other proposal at an annual meeting of shareholders. In general, these provisions require notice of a nomination or other proposal expected to be made at an annual meeting to be in writing, to contain specified information about the nominee or other proposal and the shareholder proponent, and to be delivered or sent by first class U.S. mail to our Secretary and received at our principal office.
     Except when an annual meeting is called for a date that is not within 20 days before or after the first anniversary of the prior year’s annual meeting (in which case other time limits apply), we must receive the nomination or proposal no later than 60 days nor earlier than 90 days before the first anniversary of the prior year’s annual meeting. This means that if the 2011 annual meeting is called for a date within 20 days of April 28, 2011, then any nomination or proposal for next year’s annual meeting must be received no later than February 27, 2011 and no earlier than January 28, 2011.
     Management proxies for the 2011 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from shareholders giving the proxies.
ANNUAL REPORT
     A copy of our Annual Report to Shareholders for the year ended December 31, 2009 accompanies this proxy statement. We file an Annual Report on Form 10-K with the Securities and Exchange Commission. We will provide, without charge, to each person being solicited by this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 (as filed with the Securities and Exchange Commission, excluding exhibits for which a reasonable charge shall be imposed). All such requests should be directed to Tecumseh Products Company, 1136 Oak Valley Drive, Ann Arbor, Michigan 48108, Attention: Lynn Dennison, Secretary.
YOUR VOTE IS VERY IMPORTANT.
     If you are a Class B shareholder, please complete and return the enclosed proxy card, or vote by telephone or on the Internet, as soon as possible, even if you currently plan to attend the annual meeting in person.
By Order of the Board of Directors,
Lynn Dennison
Vice President – Law and Risk Management,
Secretary and General Counsel
Ann Arbor, Michigan
March 22, 2010

Preliminary Copies
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

TECUMSEH PRODUCTS COMPANY
THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR CLASS B COMMON STOCK
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 28, 2010
PROXY
     The undersigned holder of Tecumseh Products Company (the “Company”) Class B Common Stock hereby appoints James Wainright and James J. Conner as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of shareholders of the Company to be held on Wednesday, April 28, 2010, and at any adjournments or postponements thereof, with full power and authority to vote any and all shares of Class B Common Stock, $1.00 par value, held or owned by the undersigned, or which the undersigned is entitled to vote at the Annual Meeting.
Continued and to be voted and signed on reverse

Tecumseh Products Company	2010 Annual Meeting of Shareholders
Wednesday, April 28, 2010
Tecumseh Products Company Offices
1136 Oak Valley Drive
Ann Arbor, Michigan 48108

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at – [http://materials.proxyvote.com/834445]
INSTRUCTIONS FOR VOTING YOUR PROXY
This proxy covers all Class B shares of Common Stock of Tecumseh Products Company held of record.
THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-260-0394, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed.
	Visit the Internet voting Web site at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1102, New York, NY 10269-0667. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

Please mark your
☒	votes as in
this example.

The Board of Directors recommends a vote “FOR” the election of all of the Company’s nominees as directors.					The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent accountant.
		FOR	WITHHOLD	FOR ALL
1.	The proposal to elect	ALL	ALL	EXCEPT	2.	The proposal to ratify the appointment	FOR	AGAINST	ABSTAIN
	the following persons to the Board of Directors of the Company	☐	☐	☐		of Grant Thornton LLP as the Company’s independent accountant for the current year	☐	☐	☐

	(1) Kent B. Herrick, (2) David M. Goldberg, (3) Steven J. Lebowski, (4) Terence C. Seikel, and (5) Zachary E. Savas				The Board of Directors recommends a vote “FOR” the advisory vote on the Company’s executive compensation program.

					3.	The proposal to approve the executive	FOR	AGAINST	ABSTAIN
	To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and write that nominee’s name(s) on the line below.					compensation policies and procedures we employ, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this proxy statement	☐	☐	☐

4.	In their discretion with respect to any other matters that may properly come before the meeting.
If you sign and return this proxy, the proxies will vote your shares as specified on this proxy. If you sign and return this proxy but do not specify how to vote, the proxies will vote in favor of all of the director nominees listed in Proposal 1, “FOR” the ratification of the Company’s independent accountant, “FOR” the advisory vote on the Company’s executive compensation program, and in their discretion on all other matters that may properly come before the meeting.

WE APPRECIATE YOUR PROMPT ACTION IN SIGNING AND RETURNING THIS CARD.

Signature

Signature

DATED: , 2010

NOTE: Please sign exactly as your name(s) appear above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.
PLEASE PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE
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